Exhibit 10.1

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of June 29, 2006,

by and among

GLOBAL IMAGING SYSTEMS, INC.,

as Borrower,

the Lenders referred to herein

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender and Issuing Lender,

and

SUNTRUST BANK

and

BANK OF AMERICA, N.A.,

as Syndication Agents,

and

LASALLE BANK NATIONAL ASSOCIATION

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Documentation Agents

WACHOVIA CAPITAL MARKETS, LLC, as Co-Lead Arranger and Sole Book Manager

SUNTRUST CAPITAL MARKETS, INC., as Co-Lead Arranger

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3

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Note
Exhibit B-1	-	Form of Notice of Revolving Credit/Swingline Borrowing
Exhibit B-2	-	Form of Notice of Term Loan Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Acceptance
Exhibit H	-	Form of Guaranty Agreement

SCHEDULES

Schedule 1.1	-	Core Subsidiaries
Schedule 1.2	-	Existing Letters of Credit
Schedule 7.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 7.1(b)	-	Subsidiaries and Capitalization
Schedule 7.1(i)	-	ERISA Plans
Schedule 7.1(l)	-	Material Contracts
Schedule 7.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 7.1(r)	-	Description of Real Property
Schedule 7.1(t)	-	Debt and Guaranty Obligations
Schedule 7.1(u)	-	Litigation
Schedule 11.1	-	Existing Debt Not Otherwise Permitted
Schedule 11.3(g)	-	Existing General Liens
Schedule 11.3(i)	-	Existing Vendor-Provided Financing and Trade Financing Liens
Schedule 11.4	-	Existing Loans, Advances and Investments

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THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 29th day of June, 2006, by and among GLOBAL IMAGING SYSTEMS, INC., a Delaware corporation (the “Borrower”), the lenders who are party to this Agreement pursuant to the execution of the authorization (the “Lender Authorization”) attached hereto as Annex A or who may become a party to this Agreement pursuant to Section 4.6 or Section 14.10 hereof, as Lenders (the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (the “Administrative Agent”), SUNTRUST BANK and BANK OF AMERICA, N.A., as Syndication Agents and LASALLE BANK NATIONAL ASSOCIATION and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agents.

STATEMENT OF PURPOSE

Pursuant to the Credit Agreement dated as of July 31, 1998 (as amended and restated by the Amended and Restated Credit Agreement dated as of June 23, 1999, as further amended by the Second Amended and Restated Credit Agreement dated as of June 25, 2003, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), by and among the borrowers party thereto (the “Existing Borrowers”), the lenders party thereto (the “Existing Lenders”), the Administrative Agent, and the other agents party thereto, the Existing Lenders have extended certain credit facilities to the Existing Borrowers pursuant to the terms thereof.

The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to amend and restate the Existing Credit Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Additional Term Loans” shall have the meaning assigned thereto in Section 4.6.

“Additional Term Loan Effective Date” means the date, which shall be a Business Day, on or before the Term Loan Maturity Date, but no earlier than thirty (30) days after any Increase Notification Date (unless otherwise agreed to by the Administrative Agent), on which each of the Increase Term Loan Lenders make any Additional Term Loans to the Borrower pursuant to Section 4.6.

“Adjustment Date” shall have the meaning assigned thereto in Section 5.1(c).

“Administrative Agent” means Wachovia in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.9.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be Three Hundred Fifty Million Dollars ($350,000,000).

“Agreement” means this Third Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the applicable margin with respect to the Loans as set forth in Section 5.1(c).

“Application” means an application in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arbitration Rules” shall have the meaning assigned thereto in Section 14.6.

“Asset Sale Proceeds” shall have the meaning assigned thereto in Section 4.4(b)(i).

“Assignment and Acceptance” shall have the meaning assigned thereto in Section 14.10.

“Base Rate” means, at any time, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Benefited Lender” shall have the meaning assigned thereto in Section 5.6.

“Borrower” shall have the meaning assigned thereto in the preamble to this Agreement.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day, other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower or any of its Subsidiaries during such period less the amount of (a) retirements of Capital Assets and (b) sales of Capital Assets during such period, as determined in accordance with GAAP.

“Capital Lease” means, with respect to the Borrower and its Subsidiaries, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Cash Equivalents” shall have the meaning given thereto in Section 11.4(b).

“Change in Control” shall have the meaning assigned thereto in Section 12.1(i).

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Article VI shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Commitment” means, as to any Lender, the sum of such Lender’s Revolving Credit Commitment, and Term Loan Commitment as set forth opposite such Lender’s name on the Register, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Commitment Fee Rate” shall have the meaning assigned thereto in Section 5.3(a)

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Core Subsidiary” means any Subsidiary of the Borrower (A) in existence on the Closing Date and identified on Schedule 1.1 or (B) created or acquired after the Closing Date which is a Wholly Owned operating Subsidiary of the Borrower.

“Credit Facility” means the collective reference to the Revolving Credit Facility, the Term Loan Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Debt” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated on a Consolidated basis in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations with respect to accrued and unpaid cash earnout payments reflected on the Consolidated balance sheet of the Borrower and its Subsidiaries and created in connection with any Permitted Acquisition and all other obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all payment obligations under non-competition agreements), except obligations with respect to (i) Vendor-Provided Financing and (ii) Trade Financing and all other trade payables arising in the ordinary course of business which are not more than ninety (90) days past due, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Guaranty Obligations of any such Person and (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person. Notwithstanding the foregoing, all payment obligations under any forward contract executed by the Borrower in connection with any Hedging Agreement shall be excluded from Debt.

“Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, the Term Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Documentation Agents” means LaSalle Bank National Association and General Electric Capital Corporation in their capacities as Documentation Agents hereunder.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“EBITDA” means, with respect to the Borrower and its Subsidiaries for any period, the following calculated without duplication for such period on a Consolidated basis in accordance with GAAP: (a) Net Income plus (b) the sum of the following, in each case to the extent deducted in the determination of Net Income, (i) income and franchise tax provisions by the Borrower and its Subsidiaries, (ii) Interest Expense and (iii) amortization, depreciation and other unusual non-recurring non-cash charges (including (A) amortization of covenants not to compete and other intangible assets and (B) annual non-cash write-offs required to be made by any such Person under FASB 142).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Swingline Lender and the Issuing Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings related in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

“ERISA Affiliate” means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 12.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Proceeds” shall have the meaning assigned thereto in Section 2.4(d).

“Existing Borrowers” shall have the meaning assigned thereto in the preamble to this Agreement.

“Existing Credit Agreement” shall have the meaning assigned thereto in the preamble to this Agreement.

“Existing Lenders” shall have the meaning assigned thereto in the preamble to this Agreement.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.2.

“Existing Loans” shall have the meaning assigned thereto in Section 6.2(g).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the amount equal to such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans then outstanding, (ii) the amount equal to such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) the amount equal to such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, and (iv) the amount equal to such Lender’s Term Loan Percentage of the Term Loans then outstanding or (b) the making of any Loan or issuance of or participation in any Letter of Credit by any Lender, as the context requires.

“FASB-142” shall mean Financial Accounting Standards Board Statement No. 142, as in effect on the date of this Agreement, specifying, among other things, applicable accounting principles with respect to goodwill adjustments

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then “Federal Funds Rate” shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.

“Fee Letter” means the separate fee letter agreement executed by the Borrower, Wachovia Capital Markets LLC and Wachovia dated as of May 31, 2006.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on March 31.

“Funded Debt” means, with respect to the Borrower and its Subsidiaries on any date, all Debt of such Persons calculated on a Consolidated basis.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 14.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise), (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (c) with respect to reimbursement or similar agreements entered in the ordinary course of business between any such Person and a third party issuer of surety or performance bonds which are issued for such Person’s account for the benefit of a customer of such Person (provided that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business).

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Applicable Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Applicable

Law, (d) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval, (e) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified.

“Hedging Obligations” shall have the meaning assigned thereto in the definition of “Obligations”.

“Increase Effective Date” means the date, which shall be a Business Day, (a) on or before the Revolving Credit Maturity Date with respect to Revolving Credit Loans and (b) on or before the Term Loan Maturity Date with respect to Term Loans, in each case no earlier than fifteen (15) days after any Increase Notification Date, on which (i) each of the Increase Revolving Credit Lenders increase (or, in the case of New Revolving Credit Lenders, provide) their respective Revolving Credit Commitments to the Borrower pursuant to Section 2.8 or (ii) each of the Increase Term Loan Lenders increase (or, in the case of New Term Loan Lenders, provide) their respective Term Loan Commitments to the Borrower pursuant to Section 4.6.

“Increase Notification” means the written notice by the Borrower of its desire to increase the Revolving Credit Commitment pursuant to Section 2.8 and/or the Term Loan Commitment pursuant to Section 4.6.

“Increase Notification Date” means the date on which the Increase Notification is received by the Administrative Agent.

“Increase Revolving Credit Lenders” has the meaning assigned thereto in Section 2.8.

“Increase Term Loan Lenders” has the meaning assigned thereto in Section 4.6.

“Initial Term Loans” shall mean the term loans to be made to the Borrower by the Lenders pursuant to Section 4.1 and shall not include any of the Additional Term Loans made to the Borrower pursuant to Section 4.6.

“Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the total interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements, but excluding amortization of financing fees) of such Persons, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Interest Period” shall have the meaning assigned thereto in Section 5.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified.

“Inventory” shall have the meaning assigned thereto in the Security Agreement.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590, as amended or modified.

“Issuer” shall have the meaning assigned thereto in the Pledge Agreement.

“Issuing Lender” means Wachovia, in its capacity as issuer of each Letter of Credit issued hereunder, or any successor thereto.

“Joinder Agreement” means any Joinder Agreement executed by a Subsidiary of the Borrower pursuant to Section 9.12 in favor of the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, as amended, restated, supplemented or otherwise modified.

“L/C Commitment” means the lesser of (a) Fifteen Million Dollars ($15,000,000) and (b) the Revolving Credit Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III hereof (and pursuant to which the Borrower may request Letters of Credit).

“L/C Facility Termination Date” means the earlier to occur of (a) the resignation of Wachovia as Administrative Agent in accordance with Section 13.9, and (b) the fifth (5th) Business Day prior to the Revolving Credit Maturity Date.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Lenders with Revolving Credit Commitments other than, with respect to each Letter of Credit, the Issuing Lender.

“Lender” means each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender and the Swingline Lender unless the context otherwise requires) pursuant to a Lender Authorization and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 4.6 or Section 14.10.

“Lender Addition and Acknowledgment Agreement” shall have the meaning assigned thereto in Section 2.8(c).

“Lender Authorization” has the meaning assigned thereto in the introductory paragraph hereto.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Loans.

“Letters of Credit” means (a) the Letters of Credit (as defined in Section 3.1) and (b) the Existing Letters of Credit.

“Leverage Ratio” means the ratio calculated in accordance with Section 10.1.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in a minimum amount of at least $5,000,000 for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 (or any successor) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of one percent. If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in a minimum amount of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 – Eurodollar Reserve Percentage

Each calculation by the Administrative Agent of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, collateral assignment, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, the Notes, the Applications, the Letters of Credit, the Subsidiary Guaranty Agreement, each Lender Addition and Acknowledgment Agreement, the Security Documents, and each other document, instrument and agreement executed and delivered by the Borrower, any of its Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified.

“Loans” means the collective reference to the Revolving Credit Loans, the Term Loans and the Swingline Loans and “Loan” means any of such Loans.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, a material adverse effect on the properties, business, prospects, operations or condition (financial or otherwise) of such Persons, taken as a whole, or the ability of such Persons, taken as a whole, to perform its obligations under the Loan Documents or Material Contracts, in each case to which it is a party.

“Material Contract” means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $5,000,000 per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make, contributions within the preceding six (6) years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any sale or other disposition of assets, the gross cash proceeds received by the Borrower or any of its Subsidiaries from such sale less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority as a result of such sale and any other reasonable fees and expenses incurred in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) sold, which Debt is required to be and is repaid in connection with such sale and (b) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by the Borrower or any of its Subsidiaries from an insurance company or Governmental Authority net of all reasonable expenses of collection.

“Net Income” means, with respect to the Borrower and its Subsidiaries for any period, the net income (or loss) thereof for such period determined on a Consolidated basis in accordance with GAAP; provided, that there shall be excluded from net income (or loss): (a) the income (or loss) of any Person (other than a Wholly-Owned Subsidiary of the Borrower) in which the Borrower or any Subsidiary has an ownership interest unless received by any such Person in a cash distribution and (b) to the extent not included in clause (a) above, any after-tax extraordinary gains or losses.

“New Revolving Credit Lender” shall have the meaning assigned thereto in Section 2.8.

“New Term Loan Lender” shall have the meaning assigned thereto in Section 4.6.

“Notes” means the collective reference to the Revolving Credit Notes, the Term Notes and the Swingline Note and “Note” means any of such Notes.

“Notice of Account Designation” shall have the meaning assigned thereto in Section 2.3(b).

“Notice of Revolving Credit/Swingline Borrowing” shall have the meaning assigned thereto in Section 2.3(a).

“Notice of Term Loan Borrowing” shall have the meaning assigned thereto in Section 4.2.

“Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” shall have the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all existing/future payment and other obligations owing by the Borrower to any Lender or the Administrative Agent under any Hedging Agreement with any Lender or the Administrative Agent (which such Hedging Agreement is permitted or required hereunder) (all such obligations with respect to any such Hedging Agreement, “Hedging Obligations”), and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to any Lender or the Administrative Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, in each case for the payment of money under or in respect of this Agreement, any Note, any Letter of Credit, any of the other Loan Documents or any Hedging Agreement hedging interest rate exposure under this Agreement.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” shall have the meaning assigned thereto in Section 8.2.

“Other Taxes” shall have the meaning assigned thereto in Section 5.11(b).

“Participant” shall have the meaning assigned thereto in Section 14.10.

“Partnership/LLC” shall have the meaning assigned thereto in the Pledge Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of any Credit Party or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any of their current or former ERISA Affiliates.

“Permitted Acquisition” means any acquisition permitted by Section 11.4(e).

“Permitted Acquisition Value” means the aggregate amount of the purchase price (including, without limitation, any assumed debt, earn-outs and deferred payments (to the extent a fixed and determinable obligation is incurred), or capital stock of the acquiree, net of the applicable acquired company’s cash (including Cash Equivalents) balance as shown on the most recent financial statements of the acquired company delivered in connection with the applicable Permitted Acquisition) to be paid in connection with any applicable Permitted Acquisition as set forth in the applicable stock or asset purchase documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Pledge Agreement” means the Second Amended and Restated Pledge Agreement dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time, executed by the Credit Parties in favor of the Administrative Agent for the ratable benefit of itself and the other Lenders.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma EBITDA” means, with respect to the Borrower and its Subsidiaries for any period, EBITDA calculated on a pro forma basis to include as of the first day of such period any Permitted Acquisition or any permitted divestiture closed during such period. For the purposes hereof, Pro Forma EBITDA shall be adjusted to reflect any non-recurring costs and any extraordinary expenses of any such Permitted Acquisition and any such permitted divestiture closed during such period in a manner satisfactory to the Administrative Agent. These adjustments shall be consistent with the adjustments made in the financial information delivered to the Administrative Agent and the Lenders as of the Closing Date or in connection with any such Permitted Acquisition and may include, but not be limited to, management compensation in excess of historical compensation levels with respect to the acquired Person (including, without limitation, prerequisites in excess of historical levels) to be paid by the Borrower or any of its Subsidiaries following any Permitted Acquisition, fees for professional services in excess of historical levels after any such Permitted Acquisition, expenses incurred in connection with any such Permitted Acquisition and such other similar additional expenses incurred after any such Permitted Acquisition.

“Purchasing Lender” shall have the meaning assigned thereto in Section 14.10.

“Real Property Security Documents” means any mortgage, deed of trust, leasehold mortgage, leasehold deed of trust, landlord agreement and other agreement or writing pursuant to which the Borrower or any of its Subsidiaries grants a security interest in any real property interest securing the Obligations.

“Register” shall have the meaning assigned thereto in Section 14.10(d).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Required Lenders” means, at any date, any combination of Lenders holding at least fifty-one percent (51%) of the sum of (a) the Revolving Credit Commitments then in effect (or, if such Revolving Credit Commitments have been terminated pursuant to Section 12.2, the Revolving Credit Loans then outstanding) and (b) the aggregate principal amount of the Term Loans then outstanding; provided that, the aggregate amount of each Lender’s risk participation and funded participation in Swingline Loans and L/C Obligations is deemed “held” by such Lender for purposes of the parenthetical in clause (a) of this definition; provided further that, subject to Section 14.11, at any date, the Commitment of and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders at such date

“Responsible Officer” means any of the following: the chief executive officer or chief financial officer of the Borrower or any other officer of the Borrower reasonably acceptable to the Administrative Agent.

“Revolving Credit Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower hereunder, to issue or participate in Letters of Credit issued for the account of the Borrower hereunder and to participate in Swingline Loans made to the Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof, and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans to the Borrower hereunder, to issue or participate in Letters of Credit issued for the account of the Borrower hereunder and to participate in Swingline Loans made to the Borrower hereunder, as such amount may be reduced at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all Lenders on the Closing Date shall be Two Hundred Million Dollars ($200,000,000).

“Revolving Credit Commitment Percentage” means, as to the respective Revolving Credit Commitment of any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) all of the Revolving Credit Commitments of all Lenders.

“Revolving Credit Facility” means the revolving credit and swingline facility established pursuant to Article II hereof.

“Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest of the dates referred to in Section 2.7.

“Revolving Credit Notes” means the collective reference to the Revolving Credit Notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A-1 hereto, evidencing the Revolving Credit Facility, and any amendments, modifications and supplements thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; “Revolving Credit Note” means any of such Revolving Credit Notes.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.

“Sanctioned Entity” shall mean (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Security Agreement” means the Second Amended and Restated Security Agreement dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time, executed by the Credit Parties in favor of the Administrative Agent for the ratable benefit of itself and the other Lenders.

“Security Documents” means the collective reference to the Security Agreement, the Pledge Agreement, the Real Property Security Documents, any intellectual property security agreements and each other agreement or writing pursuant to which any Credit Party or any of its Subsidiaries purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations.

“Senior Funded Debt” means, with respect to the Borrower and its Subsidiaries on any date, Funded Debt of such Persons minus Funded Debt of such Persons which constitutes Subordinated Debt.

“Solvent” means, as to any Credit Party on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value on a going concern basis, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Subordinated Debt” means the collective reference to any Debt of the Borrower or any of its Subsidiaries subordinated in right and time of payment to the Obligations and otherwise containing terms and conditions satisfactory to the Required Lenders.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability Borrower or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means each direct or indirect Subsidiary of the Borrower in existence on the Closing Date or which becomes a party to the Subsidiary Guaranty Agreement pursuant to Section 9.12.

“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

“SweepPlus Program” means the cash management facility entered into between the Borrower and Wachovia pursuant to documentation satisfactory thereto.

“Swingline Commitment” means Twenty Million Dollars ($20,000,000).

“Swingline Lender” means Wachovia in its capacity as swingline lender hereunder.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means the Swingline Note made by the Borrower payable to the order of the Swingline Lender, substantially in the form of Exhibit A-2 hereto, evidencing the Swingline Loans, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

“Swingline Maturity Date” means the earlier to occur of (a) the resignation of Wachovia as Administrative Agent in accordance with Section 13.9 and (b) the Revolving Credit Maturity Date.

“Syndication Agents” means SunTrust Bank and Bank of America, N.A. in their capacities as Syndication Agents hereunder.

“Taxes” shall have the meaning assigned thereto in Section 5.11(a).

“Term Loans” means the Initial Term Loans made to the Borrower by the Lenders pursuant to Section 4.1 and all Additional Term Loans made to the Borrower pursuant to Section 4.6.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make the Term Loans to the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof, and (b) as to all Lenders, the aggregate commitment to make Term Loans. The Term Loan Commitment of all Lenders as of the Closing Date shall be One Hundred Fifty Million Dollars ($150,000,000).

“Term Loan Facility” shall mean the term loan facility established pursuant to Article IV hereof.

“Term Loan Lender” means each Lender which has a Term Loan Commitment or which has extended Term Loans to the Borrower.

“Term Loan Maturity Date” means the first to occur of (a) June 29, 2011; and (b) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).

“Term Loan Percentage” means, as to any Lender, the ratio of (a) the outstanding principal balance of the Term Loans of such Lender to (b) the aggregate outstanding principal balance of the Term Loans of all Lenders.

“Term Notes” means the collective reference to the Term Notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A-3 hereto, evidencing the Term Loan Facility, and any amendments, modifications and supplements thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; “Term Note” means any of such Term Notes.

“Termination Event” means: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Trade Financing” means trade financing provided to the Borrower and its Subsidiaries (other than Vendor-Provided Financing) arising in the ordinary course of business which is (i) payable within sixty (60) days of the invoice date thereof and (ii) not more than thirty (30) days past due.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500, as amended or modified.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified.

“United States” means the United States of America.

“Vendor-Provided Financing” means financing provided to the Borrower and its Subsidiaries arising in the ordinary course of business in order to finance the purchase of Inventory thereby, which financing (i) is provided either directly by the corresponding vendor or a third party financial institution or “aggregator” to whom the vendor has transferred title to the financed Inventory and (ii) is payable within one hundred and twenty (120) days of the invoice date thereof.

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).

SECTION 1.2 General. Unless otherwise specified, a reference in this Agreement to a particular article, section, subsection, Schedule or Exhibit is a reference to that article, section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to “Charlotte time” shall refer to the applicable time of day in Charlotte, North Carolina.

SECTION 1.3 Other Definitions and Provisions.

(a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

(b) Miscellaneous. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the Swingline Commitment and L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrower shall not at any time exceed such Lender’s Revolving Credit Commitment less such Lender’s Revolving Credit Commitment Percentage of the Swingline Commitment less such Lender’s Revolving Credit Commitment Percentage of all outstanding L/C Obligations. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Maturity Date; provided that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and L/C Obligations and (ii) the Swingline Commitment.

(b) Refunding.

(i) Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. (Charlotte time) on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Revolving Credit Commitment Percentages.

(iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, any Default, Event of Default or non-satisfaction of the conditions set forth in Article VI. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2, one of the events described in Section 12.1(j) or (k) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B-1 (a “Notice of Revolving Credit/Swingline Borrowing”) not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be in an amount equal to the amount of the Revolving Credit Commitment then available to the Borrower, or if less, (x) with respect to Base Rate Loans in an aggregate principal amount of $500,000 or a whole multiple of $50,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $500,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $50,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or a Swingline Loan, (D) in the case of a Revolving Credit Loan, whether such Loan is to be a LIBOR Rate Loan or a Base Rate Loan and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto; provided that Swingline Loans made pursuant to the SweepPlus Program shall be made pursuant to the terms and conditions thereof and shall be in a minimum amount of $1,000 or any increment thereof. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Revolving Credit/Swingline Borrowing.

(b) Disbursement of Revolving Credit and Swingline Loans. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment of Loans.

(a) Repayment on Revolving Credit Maturity Date. The Borrower shall repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date and (ii) all Swingline Loans in full in accordance with Section 2.2(b)(ii) (and, in any case, no later than the Swingline Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Repayment of Revolving Credit Loans.

(i) If at any time the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Revolving Credit Commitment, the Borrower shall repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the

Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans and second to the principal amount of outstanding Revolving Credit Loans and, if necessary, to cash collateralize any outstanding Letters of Credit in accordance with Section 12.2(b).

(ii) The Borrower shall also repay the Revolving Credit Loans to the extent required by Section 2.6(c).

(c) Optional Repayments. The Borrower may at any time and from time to time repay the Revolving Credit Loans and Swingline Loans, in whole or in part, upon at least three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans and one (1) Business Day irrevocable notice with respect to Base Rate Loans and Swingline Loans, substantially in the form attached hereto as Exhibit D (a “Notice of Prepayment”), specifying (i) the date of repayment, (ii) the amount of repayment, (iii) whether the repayment is of Revolving Credit Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each, and (iv) whether the repayment is of LIBOR Rate Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $500,000 or a whole multiple of $50,000 in excess thereof with respect to Base Rate Loans, $3,000,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $50,000 in excess thereof with respect to Swingline Loans (provided that repayments of Swingline Loans made pursuant to the SweepPlus Program may be in a minimum amount of $1,000 or any increment thereof). Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(d) Repayment of Excess Proceeds. If at any time proceeds (“Excess Proceeds”) remain after the prepayment of Term Loans pursuant to Section 4.4(b), the amount of such Excess Proceeds shall be used on the date of the required prepayment under Section 4.4(b) to prepay the outstanding principal amount of the Revolving Credit Loans (with a corresponding reduction of the Revolving Credit Commitment as set forth in Section 2.6(b) below) and Swingline Loans.

(e) Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(f) Hedging Agreements. No repayment or prepayment pursuant to this Section 2.4 shall affect the Borrower’s obligations under any Hedging Agreement, except as may be specifically provided for under any such Hedging Agreement.

SECTION 2.5 Notes.

(a) Revolving Credit Notes. Except as otherwise provided in Section 14.10(a)-(e), each Lender’s Revolving Credit Loans and the obligation of the Borrower to repay such Revolving Credit Loans may, at the election of such Lender, be evidenced by a separate Revolving Credit Note executed by the Borrower payable to the order of such Lender. Each Revolving Credit Note shall be dated as of the Closing Date and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 5.1.

(b) Swingline Note. The Swingline Loans and the obligations of the Borrower to repay such Swingline Loans may, at the election of the Swingline Lender, be evidenced by a Swingline Note executed by the Borrower payable to the order of the Swingline Lender. The Swingline Note shall be dated as of the Closing Date and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 5.1.

SECTION 2.6 Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $500,000 in excess thereof. Notwithstanding the foregoing, the Revolving Credit Commitment cannot be reduced to an amount less than the amount of the then outstanding Letters of Credit and Swingline Loans.

(b) Mandatory Reductions. If at any time Excess Proceeds remain after the prepayment of Term Loans pursuant to Section 4.4(b), the Revolving Credit Commitment shall be permanently reduced on the date of the required prepayment under Section 4.4(b) by an amount equal to the amount of such Excess Proceeds.

(c) Manner of Payment. Each permanent reduction permitted or required pursuant to this Section 2.6 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to furnish cash collateral in accordance with Section 12.2(b) in an amount equal to the aggregate then undrawn and unexpired amount of such Letter of Credit. Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral in accordance with Section 12.2(b) for all L/C Obligations) and termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 12.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.7 Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the earliest of:

(a) June 29, 2011;

(b) the date of termination by the Borrower pursuant to Section 2.6(a); and

(c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).

SECTION 2.8 Optional Increase of Revolving Credit Commitment.

(a) Subject to the conditions set forth below, at any time prior to the Revolving Credit Maturity Date, the Borrower shall have the right from time to time to increase the Revolving Credit Commitment in an additional aggregate principal amount of up to (i) $150,000,000 less (ii) the sum of (A) the aggregate principal amount of all prior or simultaneous increases to the Term Loan Commitment made pursuant to Section 4.6 and (B) the aggregate principal amount of all prior increases to the Revolving Credit Commitment made pursuant to this Section 2.8. Pursuant to an Increase Notification, the Borrower may request that additional Revolving Credit Loans be made on the Increase Effective Date.

(b) Increases in the Revolving Credit Commitment shall be obtained from existing Lenders or from other banks, financial institutions or investment funds that qualify as Eligible Assignees, in each case in accordance with this Section 2.8. Participation in any increase in the Revolving Credit Commitment shall be offered first to each of the existing Lenders (who shall promptly, but in no event later than ten (10) days after such offer, make a determination as to whether to participate in such increase); provided that no such Lender shall have any obligation to provide any portion of such increase. If the amount of the increase requested by the Borrower shall exceed the commitments which the existing Lenders are willing to provide with respect to such increase, then the Borrower may invite other banks, financial institutions and investment funds which meet the requirements of an Eligible Assignee to join this Agreement as Lenders for the portion of such increase not committed to by existing Lenders (each such other bank, financial institution or investment fund, a “New Revolving Credit Lender” and, collectively with the existing Revolving Credit Lenders providing increased Revolving Credit Commitments, the “Increase Revolving Credit Lenders”). The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Loan Document as may be necessary to incorporate the terms of any increase in the Revolving Credit Commitment herein or therein; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender and shall otherwise be in accordance with Section 14.11 hereof.

(c) The following terms and conditions shall apply to each increase in the Revolving Credit Commitment: (i) such increase in the Revolving Credit Commitment pursuant to this Section 2.8 (and any Extensions of Credit made thereunder) shall constitute Obligations of the Borrower and shall be secured with the other Loans on a pari passu basis; (ii) any New Revolving Credit Lender providing such increase shall be entitled to the same voting rights as the existing Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with such increase shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder; (iii) to the extent requested by the applicable Lenders, the Borrower shall execute such new or replacement Revolving Credit Notes as are necessary to reflect the increase in the Revolving Credit Commitment under this Section 2.8; (iv) the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such increase in the Revolving Credit Commitment, the Borrower and its Subsidiaries will be in pro forma compliance with the financial covenants set forth in Article X; (v) no Default or Event of Default shall have occurred and be continuing hereunder as of the applicable Increase Effective Date or after giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.8 or any Extensions of Credit made in connection therewith; (vi) the representations and warranties made by the Credit Parties and contained in this Agreement and the other Loan Documents shall be true and correct on and as of the Increase Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date); (vii) the amount of such increase in the Revolving Credit Commitment shall not be less than a minimum principal amount of $25,000,000, or any whole multiple of $5,000,000 in excess thereof (unless otherwise agreed to by the Administrative Agent), or if less, the maximum amount permitted pursuant to clause (a) above; (viii) the Credit Parties and each Increase Revolving Credit Lender shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a written agreement acknowledged by the Administrative Agent and each Subsidiary Guarantor, in form and substance reasonably satisfactory to the Administrative Agent (a “Lender Addition and Acknowledgement Agreement”); (ix) the Administrative Agent shall have received any documents or information, including any joinder agreements, in connection with such increase in the Revolving Credit Commitment as it may request in its reasonable discretion; and (x) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of L/C Obligations will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Lenders in accordance with their revised Revolving Credit Commitment Percentages (and the Lenders agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment).

(d) Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgment Agreement, from and after the applicable Increase Effective Date, each Increase Revolving Credit Lender shall have a Revolving Credit Commitment as set forth in the Register and all the rights and obligations of a Lender with a Revolving Credit Commitment hereunder.

(e) The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 14.10(d).

(f) Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for any surrendered Revolving Credit Note or Revolving Credit Notes of any existing Lender or with respect to any New Revolving Credit Lender, a new Revolving Credit Note or Revolving Credit Notes to the order of the applicable

Lenders in amounts equal to the Revolving Credit Commitment of such Lenders as set forth in the Register. Such Revolving Credit Note or Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Revolving Credit Commitments, shall be dated as of the applicable Increase Effective Date and shall otherwise be in substantially the form of the existing Revolving Credit Notes. Each surrendered Revolving Credit Note and/or Revolving Credit Notes shall be canceled and returned to the Borrower.

(g) All Revolving Credit Loans made on account of any increase in the Revolving Credit Commitment pursuant to this Section 2.8 shall bear interest at the rate applicable to the Revolving Credit Loans immediately prior to giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.8.

ARTICLE III

LETTER OF CREDIT FACILITIES

SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4, agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the L/C Facility Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans plus the aggregate principal amount of outstanding Swingline Loans plus the aggregate amount of L/C Obligations would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $50,000, (ii) be a standby letter of credit issued to support obligations of the Borrower, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the earlier of (A) the date that is twelve (12) months after the date of issuance thereof (provided that any Letter of Credit may be automatically renewable for additional twelve (12) month periods so long as no such renewal shall cause such Letter of Credit to terminate on a date that is later than the Revolving Credit Maturity Date) and (B) the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98 and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions, amendments or modifications of the Existing Letters of Credit, unless the context otherwise requires.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Administrative Agent and the Issuing Lender at the Administrative Agent’s Office an Application therefor, completed to the satisfaction of the Administrative Agent and the Issuing Lender, and such other certificates, documents and other papers and information as the Administrative Agent and the Issuing Lender may request. Upon receipt of any Application, the

Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the Administrative Agent shall notify each Lender of the issuance and, upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of each L/C Participant’s participation therein, all promptly following the issuance of such Letter of Credit.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commission. The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the product of (i) the Applicable Margin with respect to LIBOR Rate Loans (as set forth in Section 5.1 hereof) in effect on the corresponding payment date (determined on a per annum basis) and (ii) the average face amount of such Letter of Credit for the corresponding quarterly period. Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter (based on the then current Applicable Margin) and on the Revolving Credit Maturity Date. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants such commission in accordance with their respective Revolving Credit Commitment Percentages.

(b) Issuance Fees. In addition to the foregoing commission, the Borrower shall pay the Issuing Lender, for its account, an issuance fee with respect to each Letter of Credit in an amount equal to the product of (i) one-eighth percent (0.125%) per annum and (ii) the face amount of such Letter of Credit as of the date of issuance of such Letter of Credit. Such fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Maturity Date.

(c) Other Costs and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grant to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender (notwithstanding any Default, Event of Default, non-satisfaction of conditions set forth in Article VI or any other circumstances whatsoever) that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. If the Borrower fails to timely reimburse the Issuing Lender on the date the Borrower receives the notice referred to in this Section 3.5, the Borrower shall be deemed to have timely given a Notice of Revolving Credit/Swingline Borrowing hereunder to the Administrative Agent requesting the Lenders to make a Revolving Credit Loan as a Base Rate Loan on such date in an amount equal to the amount of such drawing and any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment by the Issuing Lender and, regardless of whether or not the conditions precedent specified in Article VI have been satisfied, the Lenders shall make Revolving Credit Loans as Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.

SECTION 3.6 Obligations Absolute. The obligations of the Borrower under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Reimbursement Obligation of the Borrower under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7 Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

TERM LOAN FACILITY

SECTION 4.1 Initial Term Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make an Initial Term Loan to the Borrower on the Closing Date. The Initial Term Loan shall be funded by each Lender in a principal amount equal to such Lender’s Term Loan Percentage of the aggregate principal amount of the Initial Term Loans made on the Closing Date, which aggregate principal amount shall equal the total Term Loan Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Term Loan Commitment (other than with respect to Additional Term Loans) as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

SECTION 4.2 Procedure for Advance of Initial Term Loans.

(a) The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B-2 (a “Notice of Term Loan Borrowing”) with respect to the Initial Term Loans prior to 11:00 a.m. (Charlotte time) on the Closing Date requesting that the Lenders make the Initial Term Loans as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Initial Term Loans as LIBOR Rate Loans if the Borrower has delivered to the Administrative Agent a letter in form and substance satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement).

(b) Upon receipt of such Notice of Term Loan Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Not later than 2:00 p.m. (Charlotte time) on the applicable borrowing date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the office of the Administrative Agent in immediately available funds, the amount of such Initial Term Loan to be made by such Lender on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loans in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower.

SECTION 4.3 Repayment of Term Loans.

(a) Initial Term Loans. The Borrower shall repay the outstanding principal amount of all Initial Term Loans in full on the Term Loan Maturity Date, together with all accrued but unpaid interest thereon.

(b) Additional Term Loans. Unless otherwise provided in the applicable Lender Addition and Acknowledgment Agreement with respect to any applicable Additional Term Loans, the Borrower shall repay the aggregate outstanding principal amount of the Additional Term Loans (if any) in full, together with accrued interest thereon, on the Term Loan Maturity Date.

(c) No Reborrowing. Amounts repaid pursuant to this Section 4.3 may not be reborrowed and will constitute a permanent reduction of the Term Loan Commitment.

SECTION 4.4 Prepayments of Term Loans.

(a) Optional Prepayment of Term Loans. The Borrower shall have the right at any time and from time to time, upon delivery to the Administrative Agent of a Notice of Prepayment at least three (3) Business Days prior to any repayment, to prepay the Term Loans in whole or in part without premium or penalty except as provided in Section 5.9 hereof. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $3,000,000 or any whole multiple of $500,000 in excess thereof, shall be applied to the outstanding principal balance of the Term Loans on a pro rata basis between the Initial Term Loans and the Additional Term Loans. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(b) Mandatory Prepayment of Term Loans.

(i) Asset Sale Proceeds. No later than one hundred twenty (120) days following the date of receipt by the Borrower or any of its Subsidiaries, the Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in Section 4.4(b)(iii) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds in excess of $2,500,000 in the aggregate from the sale or other disposition or series of related sales or other dispositions of assets by the Borrower or any of its Subsidiaries pursuant to Section 11.6(f) (“Asset Sale Proceeds”); provided that such prepayment shall not be required to the extent that such Asset Sale Proceeds are reinvested in comparable replacement assets within one hundred twenty (120) days of any such transaction. Such prepayment shall be made within one hundred twenty (120) days after the date of consummation of any such transaction. Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all Asset Sale Proceeds received by the Borrower and their Subsidiaries shall be applied to make prepayments of the Term Loans, such prepayments to be made within three (3) Business Days after the date of receipt of Asset Sale Proceeds.

(ii) Insurance Proceeds. No later than one hundred twenty (120) days following the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds in excess of $2,500,000 in the aggregate under any of the insurance policies maintained pursuant to Section 4(a)(v) of the Security Agreement (“Insurance Proceeds”) which have not been reinvested as of such date to replace or restore the damaged property to which such Insurance Proceeds relate, the Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in Section 4.4(b)(iii) below in amounts equal to one hundred percent (100%) of the aggregate amount of such Insurance Proceeds (as required in accordance in accordance with Section 4(a)(v) of the Security Agreement). Such prepayment shall be made within one hundred twenty (120) days after the date of receipt of such Insurance Proceeds. Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all Insurance Proceeds received by the Borrower and their Subsidiaries shall be applied to make prepayments of the Term Loans, such prepayments to be made within three (3) Business Days after the date of receipt of Insurance Proceeds.

(iii) Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under Sections 4.4(b)(i) or 4.4(b)(ii), the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment under this Section 4.4(b) shall be applied as follows: first, to reduce the outstanding principal balance of the Term Loans on a pro rata basis between the Initial Term Loans and the Additional Term Loans to reduce the outstanding principal amount thereof and second, to the extent of any excess, to repay the outstanding principal balance of the Revolving Credit Loans pursuant to Section 2.4(d) and to reduce permanently the Revolving Credit Commitment pursuant to Section 2.6(b).

(iv) No Reborrowing. Amounts prepaid pursuant to this Section 4.4 may not be reborrowed and will constitute a permanent reduction of the Term Loan Commitment. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 4.5 Term Notes. Except as otherwise provided in Section 14.10(a)-(e), each Lender’s Term Loan and the obligation of the Borrower to repay such Term Loan may, at the election of such Lender, be evidenced by a separate Term Note executed by the Borrower payable to the order of such Lender. Each Term Note shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 5.1.

SECTION 4.6 Optional Increase In Term Loan Commitment.

(a) Subject to the conditions set forth below, at any time prior to the Term Loan Maturity Date, the Borrower shall have the option to incur additional indebtedness under this Agreement in the form of an increase of the Term Loan Commitment in an additional aggregate principal amount of up to (i) $150,000,000 less (ii) the sum of (A) the aggregate principal amount of all prior or simultaneous increases to the Revolving Credit Commitment made pursuant to Section 2.8 of this Agreement and (B) the aggregate principal amount of all prior increases to the Term Loan Commitment made pursuant to this Section 4.6. The Borrower, by providing an Increase Notification, may request that additional Term Loans be made on the applicable Additional Term Loan Effective Date pursuant to such increase in the Term Loan Commitment (each such additional Term Loan, an “Additional Term Loan,” and collectively, the “Additional Term Loans”).

(b) Each Additional Term Loan shall be obtained from existing Lenders, or from other banks, financial institutions or investment funds that qualify as Eligible Assignees, in each case in accordance with this Section 4.6. Participation in any Additional Term Loans shall be offered first to each of the existing Lenders (who shall promptly, but in no event later than ten (10) days after such offer, make a determination as to whether to participate in such Additional Term Loan); provided that each such Lender shall have no obligation to provide any portion of such Additional Term Loans. If the amount of the Additional Term Loans requested by the Borrower shall exceed the commitments which the existing Lenders are willing to provide with respect to such Additional Term Loans, then the Borrower may invite other banks, financial institutions and investment funds which meet the requirements of an Eligible Assignee to join this Agreement as Lenders for the portion of such increase not committed to by existing Lenders (each such other bank, financial institution or investment fund, a “New Term Loan Lender” and, collectively with the existing Term Loan Lenders providing increased Term Loan Commitments, the “Increase Term Loan Lenders”). The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Loan Document as may be necessary to incorporate the terms of any Additional Term Loan herein or therein; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender and shall otherwise be in accordance with Section 14.11 hereof.

(c) The following terms and conditions shall apply to each Additional Term Loan: (i) the Additional Term Loans made under this Section 4.6 shall constitute Obligations of the Borrower and shall be secured with the other Loans on a pari passu basis; (ii) any New Term Loan Lender making Additional Term Loans shall be entitled to the same voting rights as the existing Lenders under the Term Loan Facility and the Additional Term Loans shall receive proceeds of prepayments on the same basis as the Initial Term Loans (except to the extent otherwise specified in Section 4.3 and Section 4.4(b)(iii)); (iii) to the extent requested by the applicable Lenders, the Borrower shall execute such new or replacement Term Notes as are necessary to reflect the Additional Term Loans under this Section 4.6; (iv) the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate in form and substance satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Additional Term Loan, the Borrower and its Subsidiaries will be in pro forma compliance with the financial covenants set forth in Article X; (v) no Default or Event of Default shall have occurred and be continuing hereunder as of the Additional Term Loan Effective Date or after giving effect to the making of any such Additional Term Loans; (vi) the representations and warranties made by the Credit Parties and contained in this Agreement and the other Loan Documents shall be true and correct on and as of the Additional Term Loan Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date); (vii) the amount of such increase in the Term Loan Commitment and any Additional Term Loans obtained thereunder shall not be less than a minimum principal amount of $25,000,000, or any whole multiple of $5,000,000 in excess thereof (unless otherwise agreed to by the Administrative Agent), or if less, the maximum amount permitted pursuant to clause (a) above; (viii) the Credit Parties and each Increase Lender shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Lender Addition and Acknowledgment Agreement, and (ix) the Administrative Agent shall have received any documents or information, including any joinder agreements, in connection with such increase in the Term Loan Commitment as it may request in its reasonable discretion.

(d) Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgment Agreement, from and after the applicable Additional Term Loan Effective Date, each Increase Lender shall have a Term Loan Commitment as set forth in the Register and all the rights and obligations of a Lender with such a Term Loan Commitment hereunder. The Increase Term Loan Lenders shall make the Additional Term Loans to the Borrower on the Additional Term Loan Effective Date in an amount equal to each such Increase Lender’s commitment as agreed upon pursuant to subsection (b) above.

(e) The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 14.10(d).

(f) Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for any surrendered Term Loan Note or Term Loan Notes of any existing Term Loan Lender or with respect to any New Term Loan

Lender, a new Term Loan Note or Term Loan Notes to the order of the applicable Term Loan Lenders in amounts equal to the Term Loan Commitment of such Term Loan Lenders as set forth in the Register. Such new Term Loan Note or Term Loan Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Term Loan Commitments, shall be dated as of the Additional Term Loan Effective Date and shall otherwise be in substantially the form of the existing Term Loan Notes. Each surrendered Term Note and/or Term Notes shall be canceled and returned to the Borrower.

(g) The Applicable Margin for the Additional Term Loans shall be determined on the applicable Additional Term Loan Effective Date. If the Applicable Margin for such Additional Term Loans or any Additional Term Loans in existence at such time exceeds the Applicable Margin for the Initial Term Loans, then the Applicable Margin for all Term Loans shall be increased to be equal to the Applicable Margin for such Additional Term Loans as determined on the applicable Additional Term Loan Effective Date. In addition, the Borrower shall repay such Additional Term Loans in accordance with the terms of Section 4.3(b).

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1 Interest.

(a) Interest Rate Options.

(i) Revolving Credit Loans and Term Loans. Subject to the provisions of this Section 5.1, at the election of the Borrower, the Revolving Credit Loans and the Term Loans shall bear interest at the Base Rate or the LIBOR Rate plus, in each case, the Applicable Margin as set forth below. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Revolving Credit/Swingline Borrowing is given pursuant to Section 2.3 or at the time a Notice of Term Loan Borrowing is given pursuant to Section 4.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Each Loan or portion thereof bearing interest based on the Base Rate shall be a “Base Rate Loan” and each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a “LIBOR Rate Loan.” Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(ii) Swingline Loans. Subject to the provisions of this Section 5.1, at the election of the Borrower, each Swingline Loan shall bear interest at a rate mutually agreed to by the Swingline Lender and the Borrower at the time a Notice of Revolving Credit/Swingline Borrowing is given pursuant to Section 2.3.

(b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower by giving notice at the times described in Section 5.1(a), shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months with respect to each LIBOR Rate Loan; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; and

(v) there shall be no more than eight (8) Interest Periods in effect at any time.

(c) Applicable Margin.

(i) The Applicable Margin provided for in Section 5.1(a) with respect to the Revolving Credit Loans and the Term Loans and the Commitment Fee Rate shall be determined by reference to the Leverage Ratio as of the end of the fiscal quarter immediately preceding the delivery of the financial statements and the accompanying Officer’s Compliance Certificate, as of the closing date of any Permitted Acquisition or as of the date issuance of any equity securities of the Borrower as follows:

	Leverage Ratio	Commitment Fee Rate	Applicable Margin Per Annum
Level			Base Rate +	LIBOR Rate +
I	Greater than 2.00 to 1.00	0.275%	0.000%	1.375%
II	Less than or equal to 2.00 to 1.00 and greater than 1.00 to 1.00	0.250%	0.000%	1.250%
III	Less than or equal to 1.00 to 1.00	0.225%	0.000%	1.000%

(ii) Adjustments, if any, in the Applicable Margin shall be made by the Administrative Agent on the tenth (10th) Business Day (each an “Adjustment Date”)

after receipt by the Administrative Agent of quarterly financial statements for the Borrower and its Subsidiaries and the accompanying Officer’s Compliance Certificate setting forth the Leverage Ratio of the Borrower and its Subsidiaries as of the most recent fiscal quarter end; provided that adjustments in the Applicable Margin also shall be made by the Administrative Agent (A) on the closing date of any Permitted Acquisition following receipt by the Administrative Agent of evidence of pro forma covenant compliance with each covenant contained in Article X (as delivered pursuant to Section 11.4(e) hereof) and (B) on the date of issuance of any equity securities by the Borrower. Subject to Section 5.1(d), in the event the Borrower fails to deliver such financial statements and Officer’s Compliance Certificate, evidence of covenant compliance or notice of issuance of equity securities, as applicable, within the time required by Sections 8.1, 8.2 and 11.4(e) hereof, the Applicable Margin shall be the highest Applicable Margin set forth in clause (i) above until the Adjustment Date following the delivery of such financial statements and Officer’s Compliance Certificate, evidence of covenant compliance or notice of issuance of equity securities, as applicable.

(d) Default Rate. Subject to Section 12.3, at the discretion of the Administrative Agent or as directed by the Required Lenders, upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans or Swingline Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans, Swingline Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, Swingline Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Notes after the filing by or against any Credit Party of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(e) Interest Payment and Computation. Interest on each Base Rate Loan and each Swingline Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2006; and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period; provided that interest on each Swingline Loan made while the SweepPlus Program is effective shall be payable in arrears on the last Business Day of each calendar month. All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed; provided, that interest on Base Rate Loans shall be computed on the basis of a 365/66-day year and assessed for the actual number of days elapsed.

(f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) shall apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time after the Closing Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $3,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $500,000 or a whole multiple of $50,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 5.3 Fees.

(a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum determined in accordance with Section 5.1(c) (the “Commitment Fee Rate”) on the average daily unused portion of the Revolving Credit Commitment; provided that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating such commitment fee. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing September 30, 2006 and ending on the Revolving Credit Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Revolving Credit Commitment Percentages.

(b) Arrangement Fees. The Borrower shall pay to Wachovia, for its account, on the Closing Date the arrangement fee as set forth in the Fee Letter.

(c) Administrative Agent’s and Other Fees. The Borrower agrees to pay to the Administrative Agent, for its account, the annual administrative fee set forth in the Fee Letter and each other fee set forth in the Fee Letter.

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SECTION 5.4 Manner of Payment.

(a) Each payment by the Borrower on account of the principal of or interest on the Revolving Credit Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement with respect to the Revolving Credit Loans, the Swingline Loans, the Letters of Credit, any Revolving Credit Note or the Swingline Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever, (b) each payment by the Borrower on account of the principal of or interest on the Term Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement with respect to the Term Loans or any Term Note shall be made in like manner, except for the account of the Lenders pro rata in accordance with their respective Term Loan Percentages and (c) any other amounts payable to the Lenders under this Agreement shall be made in like manner, except for the account of the Lenders pro rata based on their respective share in the Obligation with respect to which such payment was received. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Revolving Credit Commitment Percentage, or Term Loan Percentage, as applicable, (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions payable pursuant to Section 3.3(a) shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent. Each payment to the Administrative Agent with respect to the Swingline Note (including, without limitation, the Swingline Lender’s fees or expenses) shall be made for the account of the Swingline Lender. Any amount payable to any Lender under Sections 5.8, 5.9, 5.10, 5.11 or 14.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 5.5 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lender in its capacity as such (ratably among the Administrative Agent and the Issuing Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

SECTION 5.6 Adjustments. If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise), in a greater proportion than the pro rata distribution to the extent required by Section 5.4, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Extensions of Credit or other Obligations, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. Each Credit Party agrees that each Lender so purchasing a portion of another Lender’s Extensions of Credit or other Obligations may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

SECTION 5.7 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative

Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Sections 2.3(b) and 4.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section 5.7 shall be conclusive, absent manifest error. If such Lender’s ratable portion of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make its ratable portion of any Loan available shall not relieve it or any other Lender of its obligation, if any, hereunder to make its ratable portion of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its ratable portion of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its ratable portion of any Loan shall not (a) have any voting or consent rights under or with respect to any Loan Documents or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

SECTION 5.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via Telerate Page 3750 or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of its Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

(c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

(i) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan or Letter of Credit or Application, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Administrative Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 5.8(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its ratable portion of the LIBOR Rate Loans in the London interbank or domestic certificate of deposit market, as applicable, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Revolving Credit/Swingline Borrowing, Notice of Term Loan Borrowing or Notice of Conversion/ Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its ratable portion of the LIBOR Rate Loans in the London interbank or domestic certificate of deposit market, as applicable, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

SECTION 5.11 Taxes.

(a) Payments Free and Clear. Except as otherwise provided in Section 5.11(e), any and all payments by the Borrower hereunder or under the Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or in respect of any Letter of Credit to any Lender or the Administrative Agent, (A) except as otherwise provided in Section 5.11(e), the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.11) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) the Borrower shall make such deductions or withholdings, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Administrative Agent and such Lender evidence of such payment to the relevant taxing authority or other Governmental Authority in the manner provided in Section 5.11(d).

(b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit or the other Loan Documents, or the perfection of any rights or security interest in respect thereof (hereinafter referred to as “Other Taxes”).

(c) Indemnity. Except as otherwise provided in Section 5.11(e), the Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.11) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent and the applicable Lender, at its address referred to in Section 14.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

(e) Delivery of Tax Forms. To the extent required by Applicable Law to reduce or eliminate withholding or payment of taxes, each Lender and the Administrative Agent shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms W-9, Forms W-8ECI or Forms W-8BEN, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, as applicable, two Form W-9, Form W-8BEN or W-8ECI, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form W-9, Form W-8BEN or W-8ECI (or successor forms) that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8BEN or W-8ECI, establishing an exemption from United States backup withholding tax. Notwithstanding anything in any Loan Document to the contrary, the Borrower shall not be required to pay additional amounts to any Lender or the Administrative Agent under Section 5.11, (i) if such Lender or the Administrative Agent fails to comply with the requirements of this Section 5.11(e), other than to the extent that such failure is due to a change in law occurring after the date on which such Lender or the Administrative Agent became a party to this Agreement or (ii) that are the result of such Lender’s or the Administrative Agent’s gross negligence or willful misconduct, as applicable.

(f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.11 shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 5.12 Use of Proceeds. Except as otherwise permitted pursuant to Section 11.7 hereof, the Borrower shall use the proceeds of the Extensions of Credit (i) to refinance the obligations under the Existing Credit Agreement as set forth herein, (ii) to fund payment by the Borrower of cash dividends and repurchases by the Borrower of the Borrower’s common stock to the extent permitted under this Agreement and (iii) for working capital and general corporate requirements of the Borrower and their Subsidiaries, including Permitted Acquisitions and the payment of certain fees and expenses incurred in connection with the transactions contemplated hereby.

SECTION 5.13 Security.

(a) The Obligations of each Credit Party shall be secured by the Collateral described in the Security Documents.

(b) Each Credit Party, by its execution of this Agreement or the Subsidiary Guaranty Agreement, hereby (i) reaffirms all of its respective covenants, representations, warranties and other obligations set forth in each Security Document executed prior to the Closing Date in connection with the Existing Credit Agreement (including, without limitation, the Pledge Agreement and the Security Agreement) and (ii) acknowledges, represents and agrees that such covenants, representations, warranties and other obligations remain in full force and effect and secure the Obligations hereunder.

SECTION 5.14 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, a Term Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loan and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

ARTICLE VI

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1 Closing. The closing shall take place at the offices of Kennedy, Covington, Lobdell & Hickman, L.L.P. at 10:00 a.m. on June 29, 2006 or on such other date as the parties hereto shall mutually agree.

SECTION 6.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan, issue the initial Letter of Credit is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. The following Loan Documents in form and substance reasonably satisfactory to the Administrative Agent and each Lender:

(i) this Agreement;

(ii) the Revolving Credit Notes;

(iii) the Term Notes;

(iv) the Swingline Note;

(v) the Subsidiary Guaranty Agreement; and

(vi) any other applicable Loan Documents

shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Administrative Agent (including, without limitation, an affidavit that such documents have been executed and delivered outside of the State of Florida).

(b) Closing Certificates; etc.

(i) Officer’s Certificate of the Borrower. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete; that none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the Credit Parties have satisfied each of the closing conditions.

(ii) Certificate of Secretary of each Credit Party. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a (A) true and complete copy of the articles of incorporation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) a true and complete copy of the bylaws of such Credit Party as in effect on the date of such certifications, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) a true and complete copy of each certificate required to be delivered pursuant to Section 6.2(b)(iii).

(iii) Certificates of Good Standing. The Administrative Agent shall have received long-form certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and the laws of the jurisdiction where its principal place of business is located.

(iv) Opinions of Counsel. The Administrative Agent shall have received favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request.

(v) Tax Forms. The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by Section 5.11(e) hereof.

(c) Collateral.

(i) Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Lenders in the collateral described in the Security Documents shall have been forwarded for filing in all appropriate locations and the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens therein.

(ii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the capital stock or other ownership interests pledged pursuant to the Pledge Agreement, together with an undated stock or other power for each such certificate duly executed in blank by the registered owner thereof, and, as applicable, executed acknowledgements and consents, authorizations statements and transactions statements and (B) each original promissory note pledged pursuant to the Security Agreement, together with an undated transfer instruments executed in blank by the registered owner thereof.

(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters) made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in its jurisdiction of organization and any state in which any of its assets are located, indicating among other things that its assets are free and clear of any Lien except for Liens permitted hereunder.

(iv) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Administrative Agent, copies (certified by a Responsible Officer of the Borrower) of insurance policies in the form required under Section 9.3 and the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(d) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Credit Parties shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

(ii) Permits and Licenses. All permits and licenses, including permits and licenses under Applicable Laws, the absence of which would have a Material Adverse Effect on the current conduct of business of the Borrower and its Subsidiaries, shall have been obtained.

(iii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

(iv) No Material Adverse Change. There shall not have occurred any material adverse change in the condition (financial or otherwise), operations, properties, business or prospects of the Borrower and its Subsidiaries or any event or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(v) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

(e) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received the audited Consolidated financial statements of the Borrower and its Subsidiaries as of March 31, 2006, in form and substance satisfactory to the Administrative Agent and prepared in accordance with GAAP.

(ii) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of the Borrower, that (A) the Borrower and each of the other Credit Parties is Solvent, (B) the payables of the Borrower and each of the other Credit Parties are current or not materially past due, (C) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Article X, (D) attached thereto are the financial projections previously delivered to the Administrative Agent representing the good faith opinions of the Borrower and senior management thereof as to the projected results contained therein and (E) attached thereto is a calculation of the Applicable Margin pursuant to Section 5.1(c).

(iii) Payment at Closing; Fee Letter. The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents. The Administrative Agent shall have received duly authorized and executed copies of the Fee Letter.

(f) Miscellaneous.

(i) Notices of Borrowing. The Administrative Agent shall have received a Notice of Revolving Credit/Swingline Borrowing from the Borrower in accordance with Section 2.3(a), a Notice of Term Loan Borrowing from the Borrower in accordance with Section 4.2 and a Notice of Account Designation from the Borrower specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

(ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other instruments and other evidence as the Administrative Agent may reasonably request, in form and substance satisfactory to the Administrative Agent, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

(iii) Due Diligence and Other Documents. The Borrower shall have delivered to the Administrative Agent such other documents, certificates and opinions as the Administrative Agent reasonably requests, including, without limitation, copies of each document evidencing or governing the Subordinated Debt to the extent requested thereby, certified by Responsible Officer of the Borrower as a true and correct copy thereof.

(g) Refinancing of the Existing Extensions of Credit. On the Closing Date, (i) all outstanding loans under the Existing Credit Agreement (the “Existing Loans”) made by any Existing Lender who is not a Lender hereunder shall be repaid in full and the commitments and other obligations and rights (except as expressly set forth in the Existing Credit Agreement) of such Existing Lender shall be terminated, (ii) all outstanding Existing Loans not being repaid under clause (i) above shall be deemed Revolving Credit Loans or Term Loans, as applicable, hereunder and the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Revolving Credit Loans or Term Loans, as applicable, together with any Revolving Credit Loans and any Term Loans funded on the Closing Date, are in accordance with the Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, of the Lenders hereunder, (iii) there shall have been paid in cash in full all accrued but unpaid interest due on the Existing Loans to the Closing Date, (iv) there shall have been paid in cash in full all accrued but unpaid fees under the Existing Credit Agreement due to the Closing Date and all other amounts, costs and expenses then owing to any of the Existing Lenders and/or Wachovia, as administrative agent under the Existing Credit Agreement, (v) all outstanding Letters of Credit under the Existing Credit Agreement shall be Letters of Credit hereunder and (vi) all outstanding promissory notes issued by the Existing Borrowers to the Existing Lenders under the Existing Credit Agreement shall be deemed canceled and the originally executed copies thereof shall be promptly returned to the Administrative Agent who shall forward such notes to the Borrower.

SECTION 6.3 Conditions to All Loans and Letters of Credit. The obligations of the Lenders to make any Loan or convert or continue any Loan, the Issuing Lender to issue or extend any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant borrowing, conversion, continuation or issue date, as applicable:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issue date with respect to such Letter of Credit or after giving effect to the issuance of such Letters of Credit on such date.

(c) Officer’s Compliance Certificate; Additional Documents. The Administrative Agent shall have received the current Officer’s Compliance Certificate and each additional document, instrument, legal opinion or other item of information reasonably requested by it.

(d) Loans In Connection With Permitted Acquisitions. The Borrower shall comply with the following requirements in connection with any Loan made to finance a Permitted Acquisition: (i) such Loan shall be a Revolving Credit Loan or Term Loan (if within the permitted time period provided in Section 4.6) made on the closing date of such Permitted Acquisition and (ii) the Borrower shall have complied with each applicable term and condition contained in Sections 6.3, 9.12, 9.13, and 11.4 in connection with such Permitted Acquisition; provided that the Administrative Agent, the Lenders and the Borrower agree that any such Loan may be made to the Borrower no earlier than three (3) Business Days prior to the closing date of such Permitted Acquisition if (i) the proceeds of such Loan are deposited into a deposit account of the Borrower (or the proceeds of such Loan are advanced to a Wholly-Owned Subsidiary of the Borrower created solely for the purpose of consummating such Permitted Acquisition and deposited into a deposit account of such Wholly-Owned Subsidiary) which is maintained with a financial institution reasonably acceptable to the Administrative Agent and (ii) such financial institution shall have entered into an escrow arrangement, in form and substance satisfactory to the Administrative Agent, pursuant to which such financial institution shall retain control of the proceeds of such Loan until (A) all conditions in the applicable acquisition documents necessary for the Permitted Acquisition to close have been satisfied to the reasonable satisfaction of the Administrative Agent and (B) the Borrower shall have complied with each applicable term and condition contained in Sections 6.3, 9.12, 9.13, and 11.4 in connection with such Permitted Acquisition; provided further that the Borrower agrees (and such financial institution shall agree pursuant to such escrow agreement) that the proceeds of the Loan deposited in such deposit account shall be immediately applied to repay such Loan if the conditions (ii)(A) and (ii)(B) have not been satisfied within such three (3) Business Day period.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 7.1 Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loans or issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a) Organization; Power; Qualification. The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be so qualified and authorized would not be reasonably expected to have a Material Adverse Effect. The jurisdictions in which the Borrower and each of its Subsidiaries is organized and qualified to do business as of the Closing Date are described on Schedule 7.1(a).

(b) Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 7.1(b). As of the Closing Date, the capitalization of the Borrower and each of its Subsidiaries consists of the number of shares or other ownership interests, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b). All outstanding shares or other ownership interests have been duly authorized and validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. The shareholders or other owners of each Subsidiary of the Borrower and the number of shares or other ownership interests owned by each as of the Closing Date are described on Schedule 7.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock or other ownership interests of the Borrower or any of its Subsidiaries, except as described on Schedule 7.1(b).

(c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Credit Parties has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each of the Credit Parties party thereto, and each such document constitutes the legal, valid and binding obligation of each of the Credit Parties party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each of the Credit Parties of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any material Governmental Approval or violate any material Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

(e) Compliance with Law; Governmental Approvals. The Borrower and each of its Subsidiaries (i) has all material Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except where the failure to be in compliance with any such Governmental Approval or Applicable Law would not be reasonably expected to have a Material Adverse Effect.

(f) Tax Returns and Payments. The Borrower and each of its Subsidiaries has duly filed or caused to be filed all federal tax returns, all state tax returns and all other material tax returns (including material local tax returns) required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal taxes, all state taxes and all other material taxes (including material local taxes), assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 7.1(u), no Governmental Authority has asserted any Lien or other claim against the Borrower or any of its Subsidiaries with respect to unpaid taxes which has not been discharged or resolved, except unpaid taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and each of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional material taxes or material assessments for any of such years.

(g) Intellectual Property Matters. The Borrower and each of its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are material and required to conduct its business, except for those, the failure of which to own or possess, could not reasonably be expected to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and, to the Borrower’s knowledge, the Borrower nor any of its Subsidiaries is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, in each case which could reasonably be expected to have a Material Adverse Effect.

(h) Environmental Matters.

(i) The properties of the Borrower and each of its Subsidiaries do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

(ii) Such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, in each case in all material respects, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(iii) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted in connection therewith, nor does the Borrower or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv) Hazardous Materials have not been transported or disposed of to or from the properties of the Borrower or any of its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations; and

(vi) There has been no release, or to the best of the knowledge of the Borrower, the threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

(i) ERISA.

(i) As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.1(i);

(ii) Each Credit Party and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

(iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iv) No Credit Party nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(v) No Termination Event has occurred or is reasonably expected to occur; and

(vi) No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(j) Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k) Government Regulation. Neither the Borrower nor any of its Subsidiaries is an “investment company” or the Borrower “controlled” by an “investment company” (as each such term is defined or used in the Investment Borrower Act of 1940, as amended) and neither the Borrower nor any of its Subsidiaries is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l) Material Contracts. Schedule 7.1(l) sets forth a complete and accurate list of all Material Contracts of the Borrower and each of its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 7.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrower and each of its Subsidiaries has delivered to the Administrative Agent a true and complete copy of each Material Contract which is required to be listed on Schedule 7.1(l) or any other Schedule hereto and which has been requested by the Administrative Agent.

(m) Employee Relations. The Borrower and each of its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.1(m). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

(n) Burdensome Provisions. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries presently anticipates that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

(o) Financial Statements. The Consolidated audited balance sheet of the Borrower and its Subsidiaries as of March 31, 2006 and the related audited statements of income and retained earnings and cash flows for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

(p) No Material Adverse Change. Since March 31, 2006, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, each of the Credit Parties will be Solvent.

(r) Titles to Properties. The Borrower and each of its Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 7.1(o), except those which have been disposed of by the Borrower or any of its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder. All of the real property owned or leased by the Borrower and its Subsidiaries is described on Schedule 7.1(r) hereto.

(s) Liens. None of the properties and assets of the Borrower or any of its Subsidiaries is subject to any Lien, except Liens permitted pursuant to Section 11.3. No financing statement under the Uniform Commercial Code of any state which names the Borrower and each of its Subsidiaries or any of their respective trade names or divisions as debtor, and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any of its Subsidiaries has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 11.3 hereof.

(t) Debt and Guaranty Obligations. Schedule 7.1(t) is a complete and correct listing of all Debt and Guaranty Obligations of the Borrower and each of its Subsidiaries as of the Closing Date in excess of $5,000,000. The Borrower and each of its Subsidiaries has performed and is in compliance with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Subsidiaries exists with respect to any such Debt or Guaranty Obligation.

(u) Litigation. Except as set forth on Schedule 7.1(u), as of the Closing Date there are no Material actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or in any way relating adversely to or affecting the Borrower or any of its Subsidiaries or any of their respective properties in any court or before any arbitrator or any kind or before or by any Governmental Authority. For purposes of this Section 7.1(u) only, “Material” shall mean any such actions, suits or proceedings with an actual or potential amount in controversy greater than $5,000,000 or that would have or could lead to a Material Adverse Effect on the Borrower or any of its Subsidiaries.

(v) Absence of Defaults. No event has occurred or is continuing (i) which constitutes a Default or an Event of Default or (ii) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any of its Subsidiaries under any Material Contract or any judgment, decree or order to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or any of its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor (except, with respect to clause (ii), where such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect).

(w) Senior Debt Status. The Obligations of the Borrower and its Subsidiaries under this Agreement, the Notes and each other Loan Document to which each such Person is a party (i) do rank and will rank at least senior in priority of payment to all Subordinated Debt and all senior unsecured Debt of each such Person and (ii) is hereby designated as “Senior Indebtedness” or “Designated Senior Indebtedness”, as applicable, under all instruments and documents, now or in the future, relating to all Subordinated Debt and all senior unsecured Debt of each such Person.

(x) No Hostile Acquisitions. No part of the proceeds of the Loans or the Letters of Credit will be used to finance any Permitted Acquisition unless the board of directors (or other governing body) or the shareholders of the Person to be acquired and/or seller, as applicable, shall have previously approved such transaction.

(y) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower and each of its Subsidiaries and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter (other than the business plans and projections delivered on the Closing Date or pursuant to Section 8.1(c), which business plans and projections shall represent the good faith opinions of the Borrower and senior management thereof as to the projected results contained therein). No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or any of its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. The Borrower is not aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, which could reasonably be expected to have a Material Adverse Effect.

(z) OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. None of the proceeds of any Loan will be used, nor have they been used, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

SECTION 7.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VIII

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11 hereof, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s office at the address set forth in Section 14.1 and to the Lenders at their respective addresses as set forth on the Register or such other office as may be designated by the Administrative Agent and Lenders from time to time:

SECTION 8.1 Financial Statements and Projections.

(a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto and a report containing management’s discussion and analysis of such financial statements, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments; provided that delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 8.1(a).

(b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto and a report containing management’s discussion and analysis of such financial statements, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP; provided that delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s annual report to the SEC on Form 10-K with respect to any such fiscal year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 8.1(b).

(c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) fiscal quarter period.

SECTION 8.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 8.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request (including, without limitation, in connection with any Permitted Acquisition pursuant to Section 11.4), a certificate of the chief financial officer, vice-president-finance or the treasurer of the Borrower in the form of Exhibit F attached hereto (an “Officer’s Compliance Certificate”)

SECTION 8.3 Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent public accountants addressed to the Administrative Agent for the benefit of the Lenders certifying such financial statements and stating that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower or any of its Subsidiaries failed to comply with the terms, covenants, provisions or conditions of Article X or Article XI, insofar as they relate to accounting matters or, if such is not the case, specifying such non-compliance.

SECTION 8.4 Other Information. Such other information regarding the operations, business affairs and financial condition of the Borrower and each of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

SECTION 8.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

(a) the commencement of (i) all proceedings and investigations by or before any Governmental Authority and (ii) all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any of its Subsidiaries or any of their respective properties, assets or businesses which, in either case, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(b) any notice of any violation received by the Borrower or any of its Subsidiaries from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, which violation could reasonably be expected to have a Material Adverse Effect;

(c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(d) any attachment, judgment, lien, levy or order exceeding $5,000,000 that may be assessed against or threatened against the Borrower or any of its Subsidiaries;

(e) (i) any Default or Event of Default or (ii) any event which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties may be bound (and, with respect to this clause (ii), which event could reasonably be expected to have a Material Adverse Effect);

(f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(g) any event which makes any of the representations set forth in Section 7.1 inaccurate in any respect (provided that, with respect to any representation set forth in Section 7.1 that is not subject to a materiality or a Material Adverse Effect qualification, any event which makes such representation inaccurate in any material respect).

SECTION 8.6 Notice Under Subordinated Debt. Promptly upon the delivery or receipt thereof, a copy of any notice of any default or event of default, acceleration, redemption, request for a material waiver, request for a material amendment or any other notice of a material event delivered to or received by any Person (including, without limitation, any trustee or noteholder) in connection with any Subordinated Debt.

SECTION 8.7 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement, or any of the Security Documents, shall comply with Section 7.1(y).

ARTICLE IX

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 14.11, the Borrower will, and will cause each of its Subsidiaries to:

SECTION 9.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 11.5, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

SECTION 9.2 Maintenance of Property. Protect and preserve in accordance with sound business practices all properties useful in and material to its business, including copyrights, patents, trade names, trademarks and service marks; maintain in accordance with sound business practices all buildings, equipment and other tangible real and personal property material to its business; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.

SECTION 9.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents, and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 9.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 9.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other material indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or any of its Subsidiaries may contest any item described in clauses (a) or (b) of this Section 9.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 9.6 Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business.

SECTION 9.7 Environmental Laws. In addition to and without limiting the generality of Section 9.6, (a) comply in all material respects with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any of its Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

SECTION 9.8 Compliance with ERISA. In addition to and without limiting the generality of Section 9.6, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 9.9 Compliance With Agreements. Comply in all material respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrower or such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

SECTION 9.10 Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto.

SECTION 9.11 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon notice to the Borrower and during normal business hours (other than upon or during the continuance of a Default or an Event of Default), to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

SECTION 9.12 Additional Subsidiaries and Collateral.

(a) Subject to subsection (b) below, no later than December 15 of each calendar year, to the extent that the Pro Forma EBITDA of those Subsidiaries which have not delivered all relevant joinder documents pursuant to this Section 9.12 exceeds twenty percent (20%) of Consolidated Pro Forma EBITDA (in each case for the most recent period of four (4) consecutive fiscal quarters), cause to be delivered to the Administrative Agent, (i) a Joinder Agreement duly executed by the Borrower, each such Subsidiary and the parent of each such Subsidiary pursuant to which (A) each such Subsidiary shall become a Subsidiary Guarantor under the Subsidiary Guaranty Agreement, (B) each such Subsidiary shall become a Grantor under the Security Agreement and (C) each such Subsidiary shall become an Issuer or Partnership/LLC under the Pledge Agreement, (ii) such closing documents and closing certificates consistent with Section 6.2 hereof as may reasonably be requested by the Administrative Agent (including, without limitation, favorable legal opinions of counsel to the Credit Parties, including opinions of local counsel with respect to any Core Subsidiary, addressed to the Administrative Agent and the Lenders in form and substance satisfactory to the Administrative Agent with respect to such Joinder Agreement and the Collateral relating thereto) and (iii) such other documents reasonably requested by the Administrative Agent in order that each such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Subsidiary Guaranty Agreement, the Security Agreement, the Pledge Agreement and any other Loan Document applicable to each such Subsidiary.

(b) Notwithstanding anything to the contrary contained in subsection (a) above, to the extent that the Pro Forma EBITDA of those Subsidiaries which have not delivered all relevant joinder documents required to be delivered pursuant to this Section 9.12 exceeds twenty-five percent (25%) of Consolidated Pro Forma EBITDA (in each case for the most recent period of four (4) consecutive fiscal quarters) at any time prior to December 15 of each calendar year, the Administrative Agent may request that the Borrower and such Subsidiaries deliver all relevant joinder documents required to be delivered pursuant to this Section 9.12 within twenty (20) Business Days of such determination.

SECTION 9.13 Additional Real Property Collateral. Promptly at the request of the Administrative Agent or the Required Lenders, grant to the Administrative Agent for the ratable benefit of itself and the Lenders a security interest in any real property owned by the Borrower or any of the other Credit Parties on which is located Inventory with a value in excess of $2,000,000 and/or assign to the Administrative Agent for the ratable benefit of itself and the Lenders all rights of the Borrower or any of the other Credit Parties under any such real property owned by the Borrower or any of the other Credit Parties pursuant to documentation reasonably satisfactory to the Administrative Agent and the Required Lenders, and take all actions reasonably requested by the Administrative Agent or the Required Lenders in connection with consummating such assignments and the granting of such security interests including, without limitation, the obtaining of mortgagee title insurance policies, title surveys and real estate appraisals satisfying the requirements of all Applicable Laws, duly recording each document related thereto in such manner and in such places as are required by the law to perfect and preserve the Liens in favor of the Administrative Agent and the Lenders granted pursuant to such documents.

SECTION 9.14 Interest Rate Protection. Maintain, commencing within one hundred twenty (120) days of the Closing Date, a Hedging Agreement with a minimum notional amount equal to forty percent (40%) of the outstanding Term Loans and at an interest rate and upon other terms and conditions satisfactory to the Administrative Agent.

SECTION 9.15 Primary Deposit Accounts. Maintain its primary deposit account at Wachovia.

SECTION 9.16 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.

SECTION 9.17 Post Closing Covenant With Respect to Opinions of Local Counsel to the Core Subsidiaries. Promptly, and in any event within thirty (30) days following the Closing Date (as such period may be extended by the Administrative Agent in its sole discretion), cause to be delivered to the Administrative Agent favorable opinions of local counsel in form and substance reasonably acceptable to the Administrative Agent addressed to the Administrative Agent and the Lenders with respect to the Core Subsidiaries set forth on Schedule 1.1.

ARTICLE X

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11 hereof, the Borrower and its Subsidiaries on a Consolidated basis will not:

SECTION 10.1 Leverage Ratio. As of the end of any fiscal quarter, permit the ratio of (a) Funded Debt as of such date less cash and Cash Equivalents as of such date to (b) Pro Forma EBITDA for the period of four (4) consecutive fiscal quarters ending on such date, to exceed 3.00 to 1.00.

SECTION 10.2 Interest Coverage Ratio. As of the end of any fiscal quarter, permit the ratio of (a) EBITDA for the period of four (4) consecutive fiscal quarters ending on such date to (b) Interest Expense for such period of four (4) consecutive fiscal quarters, to be less than 3.50 to 1.00.

ARTICLE XI

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11 hereof, the Borrower will not, and will not permit any of its Subsidiaries to:

SECTION 11.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

(a) the Obligations (excluding Hedging Obligations permitted pursuant to Section 11.1(b));

(b) Debt incurred in connection with a non-speculative Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent; provided, that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent;

(c) Debt set forth on Schedule 11.1 which is existing on the Closing Date and is not otherwise referred to in this Section 11.1, and the renewal and refinancing (but not the increase in the aggregate principal amount thereof in excess of $5,000,000 in the aggregate) thereof;

(d) Debt of the Borrower and its Subsidiaries incurred in connection with Capital Leases in an aggregate amount not to exceed $20,000,000 on any date of determination;

(e) purchase money Debt of the Borrower and its Subsidiaries with respect to Capital Assets in an aggregate amount not to exceed $10,000,000 on any date of determination;

(f) intercompany Debt (i) owed by a Credit Party to any other Credit Party, (ii) owed by any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor and (iii) in connection with intercompany loans and advances permitted under Section 11.4(f) hereof;

(g) seller financing constituting Subordinated Debt existing on the Closing Date or entered into in conjunction with any Permitted Acquisition in an amount not to exceed $30,000,000 on any date of determination;

(h) unsecured obligations with respect to accrued and unpaid cash earnout payments reflected on the Consolidated balance sheet of the Borrower and its Subsidiaries and created in connection with any Permitted Acquisition in an amount not to exceed $20,000,000;

(i) Debt consisting of Guaranty Obligations permitted by Section 11.2;

(j) Subordinated Debt of the Borrower so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom as of the date of issuance of such Subordinated Debt, (ii) after giving effect to the issuance of such additional Subordinated Debt, the Borrower remains in pro forma compliance with the financial covenants set forth in Article X and (iii) the terms and conditions of such Subordinated Debt shall be in form and substance satisfactory to the Administrative Agent (including, without limitation, a maturity date that is no earlier than six (6) months after the later of the Revolving Credit Maturity Date and the Term Loan Maturity Date); and

provided, that none of the Debt permitted to be incurred by this Section 11.1 shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Credit Parties (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Credit Parties to pay the Obligations.

SECTION 11.2 Limitations on Guaranty Obligations. Create, incur, assume or suffer to exist any Guaranty Obligations except:

(a) Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

(b) Guaranty Obligations in an amount not to exceed $15,000,000 to secure payment or performance of customer service contracts incurred in the ordinary course of business (including, without limitation, reimbursement or similar agreements entered in the ordinary course of business between a Credit Party and a third party issuer of surety or performance bonds which are issued for such Credit Party’s account for the benefit of a customer of such Credit Party);

(c) Guaranty Obligations of the Borrower with respect to the Debt of any Subsidiary Guarantor;

(d) Guaranty Obligations of certain Subsidiaries of the Borrower with respect to Subordinated Debt permitted pursuant to Section 11.1(j) (provided that no Subsidiary shall be permitted to provide such Guaranty Obligations unless such Subsidiary shall have executed and delivered all applicable agreements, certificates and other documents required to be delivered pursuant to Section 9.12 (regardless of the specific requirements relating to the Pro Forma EBITDA of Subsidiaries set forth in Section 9.12)); and

(e) Guaranty Obligations of the Borrower with respect to Operating Leases entered into in the ordinary course of business by the other Borrower.

SECTION 11.3 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

(c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(d) Liens consisting of deposits or pledges made in the ordinary course of business to secure the performance of bids, tenders, customer service contracts trade contracts, liability to insurance carriers and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, contractual or warranty obligations and other obligations of a like nature;

(e) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(f) Liens of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

(g) Liens not otherwise referred to in this Section 11.3 and in existence on the Closing Date and described on Schedule 11.3(g);

(h) Liens securing Debt permitted under Section 11.1(d);

(i) Liens securing obligations of the Borrower or any applicable Subsidiary under Vendor-Provided Financing or Trade Financing, including, without limitation, those described on Schedule 11.3(i); provided that, upon the reasonable request of the Administrative Agent, the Borrower agrees to deliver a restated Schedule 11.3(i) showing all Liens in connection with Vendor-Provided Financing or Trade Financing; provided further that (i) such Liens shall be created substantially simultaneously with the acquisition of the related property or product lines, (ii) the principal amount of the obligations secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property or product lines at the time it was acquired, (iii) the obligations with respect to which such Liens are created (A) shall not exceed fifty percent (50%) of the fair market value of the Inventory at any time and (B) shall not be more than ninety (90) days past due at any time and (iv) such Liens do not at any time encumber any property or product lines other than the property or product lines and related receivables provided by the applicable creditor to the Borrower or any applicable Subsidiary;

(j) Liens on tangible property or tangible assets of the Borrower or any of its Subsidiaries acquired pursuant to a Permitted Acquisition, or on tangible property or tangible assets of any Subsidiary of the Borrower which are in existence at the time that such Subsidiary of the Borrower is acquired pursuant to a Permitted Acquisition (provided that such Liens (i) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (ii) are applicable only to specific tangible property or tangible assets, (iii) are not “blanket” or all asset Liens and (iv) do not attach to any other property or assets of the Borrower or any of its Subsidiaries);

(k) Liens securing Debt permitted under Section 11.1(e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired.

SECTION 11.4 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(a) (i) investments in Credit Parties (other than Permitted Acquisitions with respect to which the Borrower must comply with Section 11.4(e)), (ii) investments in the ordinary course of the Credit Parties’ business in Subsidiaries which are not Credit Parties in an aggregate amount not to exceed $5,000,000 with respect to any individual Subsidiary or $10,000,000 in the aggregate with respect to all such Subsidiaries at any time (other than Permitted Acquisitions with respect to which the Borrower must comply with Section 11.4(e)), and (iii) the existing loans, advances and investments not otherwise referred to in this Section 11.4 described on Schedule 11.4;

(b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder (any such investment, a “Cash Equivalent”);

(c) loans and advances to employees in the ordinary course of business in an aggregate amount not to exceed $1,500,000 at any time;

(d) intercompany loans and advances in connection with intercompany Debt, permitted under Section 11.1(f) hereof; and

(e) investments by the Borrower or any of its Subsidiaries in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person; provided that (i) the Person to be acquired shall engage in a business or the assets to be acquired shall be used in a business described in Section 9.10 hereof, (ii) the Borrower or any of its Subsidiaries shall be the surviving Person and no Change in Control shall have been effected thereby, (iii) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the acquisition, (iv) the Borrower shall have obtained the prior written consent of the Required Lenders prior to the consummation of such acquisition unless, prior to and after giving effect to such acquisition, (x) the Leverage Ratio, calculated on a pro forma basis after giving effect to such acquisition, is less than 2.75 to 1.00 and (y) there shall be at least $40,000,000 in availability under the Revolving Credit Facility, and (v) the Borrower must comply with the following requirements:

(A) with respect to any such investment for which the prior written consent of the Required Lenders is not required, the Borrower must comply with the following additional requirements within thirty (30) days following the closing date of such acquisition or series of related acquisitions (provided that the Borrower shall not be required to comply with the following additional requirements with respect to any acquisition or series of related acquisitions having a Permitted Acquisition Value of less than $50,000,000):

(1)	the Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate dated as of the closing date of the acquisition demonstrating, in form and substance reasonably satisfactory thereto, (I) pro forma compliance with each covenant contained in Articles X and XI and (II) that the Person to be acquired shall have positive pro forma cash flow; and

(2)	the Borrower shall have provided to the Administrative Agent such other documents reasonably requested by the Administrative Agent in connection with such acquisition;

(B) with respect to any such investment for which the prior written consent of the Required Lenders is required, the Borrower must comply with the following additional requirements (provided that, with respect to any such investment, the written consent of the Required Lenders, or written notice (or verbal notice subsequently confirmed in writing) that such consent shall not be given by the Required Lenders, shall be delivered to the Borrower no later than five (5) Business Days after receipt by the Lenders of all documentation and other information required to be delivered pursuant to clauses (1), (2), (3), (4), (5) and (6) below):

(1)	the Borrower shall have delivered to the Lenders, not less than ten (10) calendar days prior to the proposed closing date of the acquisition, a description of the acquisition (including, without limitation, a description of the Person or assets to be acquired, the purchase price, the manner of acquisition, the payment structure and any other terms and conditions reasonably required by the Administrative Agent) and draft copies of the governing documentation (including, without limitation, the purchase agreement) with respect to the acquisition; and

(2)	the Borrower shall have delivered to the Lenders, not less than ten (10) calendar days prior to the proposed closing date of the acquisition, the historical financial statements of the Person to be acquired, if applicable, for the most recent two (2) year period and the most recent interim financial statements of the Person to be acquired;

(3)	the Borrower shall have delivered to the Lenders, not less than ten (10) calendar days prior to the proposed closing date of the acquisition, a projected income statement, statement of cash flows and balance sheet (including, without limitation, a summary of assumptions and pro forma adjustments made in connection therewith) of the Person to be acquired, if applicable, for the ensuing three (3) year period, prepared on a quarterly basis with respect the first year of such three (3) year period and on an annual basis with respect to the second and third year of such three (3) year period;

(4)	the Borrower shall have delivered to the Lenders, not less than ten (10) calendar days prior to the proposed closing date of the acquisition, an Officer’s Compliance Certificate demonstrating, in form and substance reasonably satisfactory thereto, (I) pro forma compliance with each covenant contained in Articles X and XI and (II) that the Person to be acquired shall have positive pro forma cash flow;

(5)	the Borrower shall have delivered to the Lenders copies of the final governing documentation (including, without limitation, the purchase agreement) with respect to the acquisition within twenty (20) days after the closing of the acquisition; and

(6)	the Borrower shall have provided to the Lenders such other instruments, documents, opinions, consents and approvals reasonably requested by the Administrative Agent in connection with such acquisition;

(f) intercompany loans and advances to a Wholly-Owned Subsidiary of the Borrower if the following requirements are satisfied: (i) such Wholly-Owned Subsidiary must be created solely for the purpose of consummating a Permitted Acquisition under Section 11.4, (ii) such loan or advance must be made solely for the purpose of consummating a Permitted Acquisition under Section 11.4 and shall be made in compliance with Section 6.3(d) and (iii) the Borrower and such Wholly-Owned Subsidiary must comply with the Sections 6.3(d), 9.12, 9.13, and 11.4; and

(g) Hedging Agreements permitted pursuant to Section 11.1.

SECTION 11.5 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) (i) any Subsidiary Guarantor may merge with another Subsidiary Guarantor and (ii) any Subsidiary of the Borrower (that is not then a Subsidiary Guarantor) may merge with (A) the Borrower (provided that the Borrower shall be the continuing or surviving Person), (B) a Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person) or (C) any Wholly-Owned Subsidiary of the Borrower (that is not then a Subsidiary Guarantor);

(b) any Wholly-Owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Wholly-Owned Subsidiary (provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor; provided further that any sale, lease, transfer or other disposition by any Subsidiary of the Borrower that is not a Subsidiary Guarantor to the Borrower or a Subsidiary Guarantor pursuant to this subsection (b) shall not be for more than fair market value);

(c) any Wholly-Owned Subsidiary of the Borrower may merge into the Person that such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; and

(d) any Subsidiary of the Borrower may wind-up into the Borrower or any Subsidiary Guarantor;

provided that, in each case noted above, (i) if the Borrower is party to such transaction, the Borrower shall be the surviving entity, (ii) subject to clause (i) above, if any Subsidiary Guarantor is party to such transaction, such Subsidiary Guarantor shall be the surviving entity and (iii) no Default or Event of Default shall have occurred or be continuing both before and after giving effect to such transaction.

SECTION 11.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

(a) the sale of Inventory in the ordinary course of business;

(b) the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(c) the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to Section 11.5; provided that neither the Borrower nor any Subsidiary Guarantor shall pay more than the fair market value of such assets as determined at the time of such transfer unless such payment is made to the Borrower or a Subsidiary Guarantor;

(d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other sale or disposition of assets (or series of related sales or dispositions) by the Borrower in the ordinary course of business in an aggregate amount not to exceed $25,000,000 in any Fiscal Year;

(f) any other sale or disposition of assets by any Credit Party in the ordinary course of business; provided that the Net Cash Proceeds from each such sale or disposition shall be applied to the mandatory repayment of the Extensions of Credit in the manner set forth in Sections 4.4 and 2.6 hereof; and

(g) the disposition of any Hedging Agreement.

SECTION 11.7 Limitations on Dividends, Distributions and Redemptions. Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or, to the extent that such change could reasonably be expected to have a Material Adverse Effect, make any change in its capital structure; provided that:

(a) the Borrower or any of its Subsidiaries may pay dividends in shares of its own capital stock;

(b) any Subsidiary may pay cash dividends to the Borrower;

(c) the Borrower may pay cash dividends to any of its shareholders; provided that prior to and after giving effect to the payment of such cash dividends, (i) no Default or Event of Default shall exist and be continuing, (ii) the Leverage Ratio, calculated on a pro forma basis after giving effect to such cash dividend, is less than 2.75 to 1.00; and (iii) there shall be at least $40,000,000 in availability under the Revolving Credit Facility; and

(d) the Borrower may repurchase shares of its capital stock; provided that prior to and after giving effect to such repurchase, (i) no Default or Event of Default shall exist and be continuing, (ii) the Leverage Ratio, calculated on a pro forma basis after giving effect to such repurchase, is less than 2.75 to 1.00 and (iii) there shall be at least $40,000,000 in availability under the Revolving Credit Facility.

SECTION 11.8 Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

SECTION 11.9 Transactions with Affiliates. Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except in each case pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to and approved in writing by the Required Lenders prior to the consummation thereof and are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.

SECTION 11.10 Certain Accounting Changes; Organizational Documents.

(a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP; or

(b) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any material respect to the rights or interests of the Lenders.

SECTION 11.11 Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt (unless such amendment or modification does not, in the reasonable judgment of the Administrative Agent, adversely affect the Lenders), or cancel or forgive, make any voluntary or optional payment or prepayment on, make any other payment on (except, solely with respect to any mandatory payment, as permitted by the subordination provisions applicable thereto), purchase, redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.

SECTION 11.12 Restrictive Agreements. Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII,

IX and X hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.

SECTION 11.13 Impairment of Security Interests. Take or omit to take any action, which action or omission might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Liens permitted under Section 11.3 and asset sales permitted under Section 11.6.

ARTICLE XII

DEFAULT AND REMEDIES

SECTION 12.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue unremedied for three (3) Business Days.

(c) Misrepresentation. Any representation or warranty made or deemed to be made by the Borrower or any other Credit Party under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. The Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 8.1(a) or (b), 8.2, 8.5(e), 8.6, or 9.1 or Articles X or XI of this Agreement.

(e) Default in Performance of Other Covenants and Conditions. The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 12.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

(f) Hedging Agreement. The Borrower or any other Credit Party shall default in the performance or observance of any terms, covenants, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement involving monetary liability of the Borrower or any other Credit Party in an amount in excess of $5,000,000 and such default causes the termination of such Hedging Agreement or permits any counterparty to such Hedging Agreement to terminate any such Hedging Agreement.

(g) Debt Cross-Default. The Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $10,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $10,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

(h) Other Cross-Defaults. The Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract the result of which would involve monetary liability in an amount in excess of $10,000,000 unless, but only as long as, the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP.

(i) Change in Control. (i) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of (A) more than thirty-five percent (35%) of the common stock or (B) more than thirty-five percent (35%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or (C) such lesser percentage of such voting power of the Borrower which through its by-laws, a voting agreement or otherwise entitles any such person or group of person to elect a majority of the members of the board of directors of the Borrower, (ii) any Subsidiary Guarantor shall fail to be a Wholly-Owned Subsidiary of the Borrower (except pursuant to a transaction otherwise permitted under this Agreement) or (iii) there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $10,000,000 any “change of control” (as defined in such indenture or other evidence of Debt) obligating any Credit Party to repurchase, redeem or repay all or any part of such Debt or capital stock provided for therein (any such event, a “Change in Control”).

(j) Voluntary Bankruptcy Proceeding. The Borrower or any of its Subsidiaries shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any of its Subsidiaries or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(l) Failure of Agreements. Any material provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any other Credit Party party thereto or any such Person shall so state in writing, or this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(m) Termination Event. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $10,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of any such Multiemployer Plan notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $10,000,000.

(n) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $10,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue undischarged or unstayed for a period of thirty (30) days.

(o) Environmental. Any one or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries; the Borrower or any of its Subsidiaries would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 12.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than any Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than any Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrower at such time to deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations of the Borrower.

SECTION 12.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 12.4 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including, without limitation, any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 5.3 and 14.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 14.2.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

SECTION 13.1 Appointment. Each of the Lenders hereby irrevocably designates and appoints Wachovia as Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes Wachovia as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article XIII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

SECTION 13.2 Delegation of Duties. The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

SECTION 13.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

SECTION 13.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 14.10 hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

SECTION 13.5 Notice of Default. Except for any Default or Event of Default under Section 12.1(a) or Section 12.1(b), the Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, when expressly required hereby, all of the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may, but shall not be obligated to take such action, or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders, except to the extent other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders as applicable.

SECTION 13.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

SECTION 13.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Revolving Credit Commitment Percentages or Term Loan Percentages, as applicable, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section 13.7 shall survive the payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

SECTION 13.8 The Administrative Agent in Its Individual Capacity. The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

SECTION 13.9 Resignation of the Administrative Agent; Successor Administrative Agent. Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower, which consent shall not be unreasonably withheld, to appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 13.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

SECTION 13.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of itself and the Lenders, under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans and Reimbursement Obligations, payment of all outstanding fees and expenses hereunder, the termination of the Revolving Credit Commitment and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 14.11, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and

(c) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, the Collateral Agreement and any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1 Notices.

(a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand, or sent by electronic mail, posting on the Intralinks internet web page or any similar internet or intranet sites (provided the recipients of such notice have been made specifically aware of the posting of such notice by any other method permitted by this Section 14.1(a)) or telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. Notwithstanding the foregoing, electronic mail and internet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 8.1, and to distribute Loan Documents for execution by the parties thereto, and may not be effective for any other purpose.

(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	Global Imaging Systems, Inc.
3820 Northdale Boulevard
Suite 200A
Tampa, Florida 33624
	Attention:	Ray Schilling
Chief Financial Officer
	Telephone:	(813) 960-5508
	Telecopy:	(813) 264-7877
	Email:	schillingr@global-imaging.com

If to Wachovia as	Wachovia Bank, National Association
Administrative	Charlotte Plaza, CP-8
Agent:	201 South College Street
Charlotte, North Carolina 28288-0608
	Attention:	Syndication Agency Services
	Telephone:	(704) 374-2698
	Telecopy:	(704) 383-0288

Wachovia Bank, National Association
One Wachovia Center, 5th Floor
301 South College Street
Charlotte, North Carolina 28288-0760
	Attention:	Mark Felker
	Telephone:	(704) 374-7074
	Telecopy:	(704) 383-7611
	Email:	mark.felker@wachovia.com

If to any Lender:	To the address (including the email address) set forth in the Register

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and the Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

SECTION 14.2 Expenses; Indemnity. The Borrower and each other Credit Party, jointly and severally, shall (a) pay all reasonable out-of-pocket expenses (including, without limitation, all costs of electronic or internet distribution of any information hereunder) of the Administrative Agent in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Administrative Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including, without limitation, reasonable fees and disbursements of counsel for the Administrative Agent, (b) pay all reasonable out-of-pocket expenses of the Administrative Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Administrative Agent and Lenders under the Credit Facility, including, without limitation, in connection with any workout, restructuring, bankruptcy or similar preceding, creating and perfecting Liens in favor of the Administrative Agent on behalf of the Lenders pursuant to any Security Document, enforcing any Obligations of, or collecting any payments due from, any Credit Party by reason of an Event of Default (including in connection with the sale of, collection from, or other realization upon any collateral or the enforcement of the Subsidiary Guaranty Agreement), consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, trustees, advisors, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any other Loan Document or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

SECTION 14.3 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 14.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower or any other Credit Party against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 12.2 and although such Obligations shall be contingent or unmatured. Notwithstanding the foregoing, each Lender agrees to notify the Borrower and the Administrative Agent after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 14.4 Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without reference to the conflicts of law principles thereof.

SECTION 14.5 Jurisdiction and Venue.

(a) Jurisdiction. The Borrower and each other Credit Party hereby irrevocably consents to the personal jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower and each other Credit Party hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 14.1. Nothing in this Section 14.5 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or any other Credit Party or its properties in the courts of any other jurisdictions.

(b) Venue. The Borrower and each other Credit Party hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Agreement, any other Loan Document or the rights and obligations of the parties hereunder or thereunder. The Borrower and each other Credit Party irrevocably waives, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.

SECTION 14.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 14.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 14.8 Injunctive Relief; Punitive Damages.

(a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) The Administrative Agent, the Lenders and the Borrower (on behalf of itself and the other Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any judicial proceeding, dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

SECTION 14.9 Accounting Matters. All financial and accounting terms, calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any of its Subsidiaries to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Administrative Agent to the contrary agreed to by the Borrower, be performed or construed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the certified public accountants of the Borrower, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

SECTION 14.10 Successors and Assigns; Participations.

(a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrower and the other Credit Parties shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Assignment by Lenders. Each Lender may, in the ordinary course of its business and in accordance with Applicable Law, sell or assign to (1) any Lender, any Affiliate of a Lender or, in the case of the Term Loans, any Approved Fund and (2) with the consent of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower (provided that no such consents shall be required for assignments of Term Loans by the Administrative Agent to an Eligible Assignee that are completed within ten (10) Business Days of the Closing Date or the Additional Term Loan Effective Date, as applicable), which consents shall not be unreasonably withheld or delayed, assign to one or more other Eligible Assignees (any of the foregoing assignees or purchasers, a “Purchasing Lender”) all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided that:

(i) each such assignment shall be of a constant, and not a varying percentage of, the applicable Commitment of the assigning Lender’s rights and obligations under this Agreement;

(ii) if less than all of the assigning Lender’s Revolving Credit Commitment or Term Loan Commitment, as applicable, is to be assigned, (A) the Revolving Credit Commitment so assigned shall not be less than $5,000,000 and (B) the Term Loan Commitment and/or the Term Loans so assigned shall not be less than $5,000,000 (or any lesser amount otherwise agreed to by the Administrative Agent and the Borrower); provided that no minimum assignment amount shall be applicable with respect to any assignment made to an existing Lender, to an Affiliate thereof, or (with respect to any Term Loan) to an Approved Fund;

(iii) the Purchasing Lender shall have delivered to the Administrative Agent all United States Internal Revenue Service Forms required pursuant to Section 5.11(e) and all of the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance substantially in the form of Exhibit G attached hereto (an “Assignment and Acceptance”), together with (to the extent requested by any Purchasing Lender) any Note or Notes subject to such assignment;

(iv) where consent of the Borrower to an assignment to a Purchasing Lender is required hereunder (including consent to an assignment to an Approved Fund), the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been received by the Borrower (after delivery by the assigning Lender through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(v) such assignment shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and

(vi) the assigning Lender shall pay to the Administrative Agent an assignment fee of $3,500 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof; and provided further that, in any case of contemporaneous assignments by a Lender (including a group of affiliated Lenders that are funds managed by the same investment advisor) to a single assignee or more than one fund managed by the same investment advisor (which funds are not then Lenders hereunder), only a single $3,500 fee shall be payable for all such contemporaneous assignments.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

(c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Purchasing Lender thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

(d) Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(e) Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and a Purchasing Lender together with any Note or Notes (if applicable) subject to such assignment and (if applicable) the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit G:

(i) accept such Assignment and Acceptance;

(ii) record the information contained therein in the Register;

(iii) give prompt notice thereof to the Borrower; and

(iv) promptly deliver a copy of such Assignment and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of the Purchasing Lender (to the extent requested thereby) in amounts equal to the Revolving Credit Commitment or the Term Loan Commitment, as applicable, assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender (to the extent requested thereby) in an amount equal to the Revolving Credit Commitment or the Term Loan Commitment, as applicable, retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower. Notwithstanding anything in this Agreement to the contrary, any Lender which has not been issued a Note or Notes hereunder may at any time deliver a written request for a Note or Notes to the Administrative Agent and the Borrower. Within five (5) Business Days after receipt of notice (unless otherwise agreed to by such Lender), the Borrower shall execute and deliver to the Administrative Agent, a Note or Notes (as applicable) to the order of such Lender in amounts equal to the Revolving Credit Commitment or the Term Loan Commitment, as applicable, of such Lender. Upon receipt thereby, the Administrative Agent shall promptly deliver such Note or Notes to such Lender.

(f) Participations. Each Lender may, without notice to or the consent of the Borrower or the Administrative Agent, in the ordinary course of its commercial banking business or financial institution business and in accordance with Applicable Law, sell participations to one or more banks or other entities (any such bank or other entity, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Extensions of Credit and the Notes held by it); provided that:

(i) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitment and/or its Term Loan Commitment) shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii) such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

(iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(v) such Lender shall not permit such Participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or any Reimbursement Obligation, extend the term or increase the amount of the Revolving Credit Commitment or the Term Loan Commitment of such Lender, reduce the amount of any fees to which such Participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release substantially all of the Collateral; and

(vi) any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.

The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11 and Section 14.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 14.10; provided that a Participant shall not be entitled to receive any greater payment under Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11 and Section 14.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and such Participant shall have delivered to the Administrative Agent all United States Internal Revenue Service Forms required pursuant to Section 5.11(e).

(g) Disclosure of Information; Confidentiality. The Administrative Agent and the Lenders shall hold all non-public information with respect to the Borrower obtained pursuant to the Loan Documents (or any Hedging Agreement with a Lender or the Administrative Agent) in accordance with their customary procedures for handling confidential information; provided, that the Administrative Agent may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications and provided further, that the Administrative Agent or any Lender may disclose any such information to the extent such disclosure (i) is required by law or requested or required pursuant to any legal process, (ii) is requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including, without limitation, the National Association of Insurance Commissioners) or (iii) is used in any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting any of its claims, rights, remedies or interests under or in connection with the Loan Documents (or any Hedging Agreement with a Lender or the Administrative Agent). Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 14.10, disclose to the Purchasing Lender, the proposed Purchasing

Lender, the Participant, the proposed Participant or any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, each such Purchasing Lender, proposed Purchasing Lender, Participant, proposed Participant, contractual counterparty or professional advisor shall agree to be bound by the provisions of this Section 14.10(g).

(h) Certain Pledges or Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or any other Loan Document to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 14.11 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders or the requisite Lenders specified below) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that in addition no amendment, waiver or consent shall:

(a) (i) increase the Revolving Credit Commitment of any Lender, (ii) reduce the rate of interest or fees payable on any Revolving Credit Loan or Reimbursement Obligation, (iii) reduce or forgive the principal amount of any Revolving Credit Loan or the amount of any Reimbursement Obligation, (iv) extend the originally scheduled time or times of payment of the principal of any Revolving Credit Loan or Reimbursement Obligation or the time or times of payment of interest on any Revolving Credit Loan or Reimbursement Obligation or any fee or commission with respect thereto (including, without limitation, the Revolving Credit Maturity Date), (v) permit any subordination of the principal or interest on any Revolving Credit Loan or Reimbursement Obligation or (vi) extend the time of the obligation of the Lenders to make or issue or participate in Letters of Credit, in any case, without the written consent of each Lender holding Revolving Credit Loans or a Revolving Credit Commitment;

(b) (i) increase the Term Loan Commitment of any Lender, (ii) reduce the rate of interest or fees payable on any Term Loan, (iii) reduce or forgive the principal amount of any Term Loan, (iv) permit any subordination of the principal or interest on any Term Loan or (v) extend the originally scheduled time or times of payment of the principal of any Term Loan or the time or times of payment of interest on any Term Loan or any fee or commission with respect thereto (including, without limitation, the Term Loan Maturity Date), in any case, without the written consent of each Lender holding a Term Loan or a Term Loan Commitment;

(c) (i) release the Borrower from its Obligations (other than Hedging Obligations) hereunder or under any other Loan Document, (ii) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrower’s rights and obligations hereunder or under any other Loan Document, (iii) release all of the Subsidiary

Guarantors or release Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 13.10), (iv) release any material portion of the Collateral or release any Security Document (other than the release of any Collateral pursuant to asset sales permitted pursuant to Section 11.6 and as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document, which release shall not require the consent of the Administrative Agent or any Lender), (v) amend or waive any provision of this Agreement relating to prepayments or the allocation thereof, (vi) amend or waive the provisions of Sections or 9.13 hereof, (vii) amend the provisions of Section 5.4 with respect to the pro rata treatment of payments, or Section 5.5 with respect to the order of application of proceeds or (viii) amend the provisions of this Section 14.11 or the definition of Required Lenders, without the prior written consent of each Lender.

In addition, (i) no amendment, waiver or consent to the provisions of (A) Article XIII shall be made without the written consent of the Administrative Agent and (B) Article III (as it relates to the L/C Facility) without the written consent of the Issuing Lender and (ii) notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 14.12 Performance of Duties. The obligations of each Credit Party under this Agreement and each of the Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 14.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 14.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 14.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 14.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 14.17 Counterparts; Facsimile Signatures.

(a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

(b) A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

SECTION 14.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been paid and satisfied in full. The Administrative Agent is hereby permitted to release all Liens on the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder and the termination of the Lender’s Commitments. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 14.19 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

SECTION 14.20 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 14.21 Inconsistencies with Other Documents; Independent Effect of Covenants.

(a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Security Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b) Each Credit Party expressly acknowledges and agrees that each covenant contained in Articles IX, X, or XI hereof shall be given independent effect. Accordingly, the Credit Parties shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X, or XI if, before or after giving effect to such transaction or act, the Credit Parties shall or would be in breach of any other covenant contained in Articles IX, X, or XI.

SECTION 14.22 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary Guarantor, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower or such Guarantor in accordance with the Act.

SECTION 14.23 Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, as amended, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement, as amended, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, as amended, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Commitment of the Lenders hereunder.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BORROWER:

GLOBAL IMAGING SYSTEMS, INC.

By:
Name:	Raymond Schilling
Title:	Chief Financial Officer and Executive Vice President

[Signatures Continued On The Following Page]

[Third Amended and Restated Credit Agreement – Global Imaging Systems, Inc.]

ADMINISTRATIVE AGENT AND LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Signatures Continued On The Following Page]

[Third Amended and Restated Credit Agreement – Global Imaging Systems, Inc.]

SUNTRUST BANK, as Syndication Agent and Lender

By:
Name:
Title:

[Third Amended and Restated Credit Agreement – Global Imaging Systems, Inc.]

BANK OF AMERICA, N.A., as Syndication Agent and Lender

By:
Name:
Title:

[Third Amended and Restated Credit Agreement – Global Imaging Systems, Inc.]

LASALLE BANK NATIONAL ASSOCIATION, as Documentation Agent and Lender

By:
Name:
Title:

[Third Amended and Restated Credit Agreement – Global Imaging Systems, Inc.]

GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent and Lender

By:
Name:

[Third Amended and Restated Credit Agreement – Global Imaging Systems, Inc.]